UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

CUTERA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

June 14, 2018

at 9:00 A.M. Pacific Time

To our Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Cutera, Inc. (the “Company”). The meeting will be held at our principal executive offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021 on June 14, 2018, at 9:00 a.m. Pacific Time, for the following purposes:

1.

Elect seven directors, constituting the entire Board of Directors, to each serve a one-year term that expires at the 2019 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.

Ratify the selection of BDO USA, LLP as the independent registered public accounting firm of the Company (the “Independent Registered Public Accounting Firm”) for the fiscal year ending December 31, 2018;

3.	Hold a non-binding advisory vote on the compensation of Named Executive Officers; and

4.

Transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting.

To help conserve resources and reduce printing and distribution costs, we will be mailing a notice to our stockholders, instead of a paper copy of this proxy statement, our 2017 Annual Report and a form of proxy card or voting instruction card (collectively referred to as “Proxy Material”). The notice will have instructions on how to access our Proxy Material over the internet and instructions on how stockholders can receive a paper copy of our Proxy Materials if so desired. Your vote is important, regardless of the number of shares that you own. Whether or not you intend to attend the Annual Meeting of Stockholders, please vote as soon as possible to make sure that your shares are represented.

The meeting will begin promptly at 9:00 a.m., local time, and check-in will begin at 8:50 a.m. local time. Only holders of record of shares of our common stock (NASDAQ: CUTR) at the close of business on April 23, 2018 will be entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

For a period of at least 10 days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose relating to the Annual Meeting during normal business hours at our principal executive offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021.

By order of the Board of Directors,

/s/ James A. Reinstein

President & Chief Executive Officer,

Member, Board of Directors

Brisbane, California

April 30, 2018

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the ANNUAL meeting OF STOCKHOLDERS in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Page

QUESTIONS & ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING

What is a proxy statement and what is a proxy?	1
Why am I receiving these proxy materials?	1
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?	1
What is the purpose of the Annual Meeting?	2
Who is entitled to attend the meeting?	2
Who is entitled to vote at the meeting?	2
How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	2
What items of business will be voted on at the meeting?	2
Will any other matters be decided at the Annual Meeting of Stockholders?	3
How does the Board recommend that I vote?	3
What shares can I vote at the meeting?	3
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	3
How can I vote my shares without attending the meeting?	3
How can I vote my shares in person at the meeting?	4
Can I change my vote?	4
Is my vote confidential?	4
What vote is required to approve each item and how are votes counted?	4
What is a “broker non-vote”?	5
How are “broker non-votes” counted?	5
How are abstentions counted?	5
What happens if additional matters are presented at the meeting?	5
Who will serve as inspector of election?	6
What should I do in the event that I receive more than one set of proxy/voting materials?	6
Who is soliciting my vote and who will bear the costs of this solicitation?	6
Where can I find the voting results of the meeting?	6
What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?	6

-i-

-ii-

PROXY STATEMENT

FOR

2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON June 14, 2018

The Board of Directors (“Board”) of Cutera, Inc., a Delaware corporation, is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders to be held on June 14, 2018, beginning at 9:00 a.m., Pacific Time, which is the local time, at our principal executive offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement the terms “we”, “our”, “Cutera” and the “Company” each refer to Cutera, Inc.; the term “Board” means our Board of Directors; the term “proxy materials” means this proxy statement, the enclosed proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 26, 2018, and the term “Annual Meeting” means our 2018 Annual Meeting of Stockholders.

We are sending the Notice of Internet Availability of Proxy Materials on or about May 4, 2018, to all stockholders of record at the close of business on April 23, 2018 (the “Record Date”).

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING

What is a proxy statement and what is a proxy?

A proxy statement is a document that the rules and regulations of the United States including the SEC require the Company to give to you when it asks you to give a proxy designating individuals to vote on your behalf. A proxy is your legal designation to another person to vote shares that you own. That other person is called a proxy. If you delegate someone as your proxy in a written document, that document is also called a proxy or proxy card.

Why am I receiving these proxy materials?

You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the Record Date. As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders.

All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials.

Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found on the Notice, along with instructions regarding procedures designed to ensure the authenticity and correctness of your proxy vote.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you chose prior to the Record Date to receive future proxy materials by email, you should receive an email this year with instructions containing a link to those materials and a link to the proxy voting site. In connection with our upcoming Annual Meeting, if you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the purpose of the Annual Meeting?

At our meeting, stockholders of record will vote upon the items of business outlined in the notice of meeting (on the cover page of this proxy statement), each of which is described more fully in this proxy statement. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to attend the meeting?

You are entitled to attend the meeting only if you owned our common stock (or were a joint holder) as of the Record Date, or if you hold a valid proxy for the meeting. You should be prepared to present photo identification for admittance.

Please also note that if you are not a stockholder of record, but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 9:00 a.m., local time. Check-in will begin at 8:50 a.m., local time.

Who is entitled to vote at the meeting?	All stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the meeting, and at any postponements or adjournments thereof.

As of the Record Date, 13,634,154 shares of our common stock were outstanding. Each outstanding share of our common stock entitles the holder to one vote on each matter properly brought before the meeting. Accordingly, there are a maximum of 13,634,154 votes that may be cast at the meeting.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the meeting constitutes a quorum. A quorum is required to conduct business at the meeting. Accordingly, the presence of the holders of our common stock representing at least 6,817,078 votes will be required to establish a quorum at the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What items of business will be voted on at the meeting?	The items of business scheduled to be voted on at the meeting are as follows:
	1.	Election of seven nominees to serve as directors on our Board;

	2.	Ratification of BDO USA, LLP (“BDO”) as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018;

	3.	Non-binding advisory vote on the compensation of Named Executive Officers; and

4.

Transaction of such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

These proposals are described more fully in this proxy statement. As of the date of this proxy statement, the only business that our Board intends to present, or knows of that others will present at the meeting, is set forth in this proxy statement. If any other matter or matters are properly brought before the meeting, it is the intention of the persons who hold proxies to vote the shares they represent in accordance with their best judgment.

Will any other matters be decided at the Annual Meeting of Stockholders?

At the date of this proxy statement, the Company does not know of any other matters to be raised at the Annual Meeting of Stockholders other than those described in this proxy statement. If any other matters are, in accordance with the Delaware General Corporation Law, other applicable law, or the Company’s Amended and Restated Certificate of Incorporation (“Articles”), properly presented for consideration at the Annual Meeting of Stockholders, such matters will, subject to the Delaware General Corporation Law, the Articles and applicable law, be considered at the Annual Meeting of Stockholders and the individuals named in the proxy card will vote on such matters in their discretion.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares (i) “FOR” each of the seven director nominees, (ii) “FOR” the ratification of BDO as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018, and (iii) “FOR” the Non-binding advisory vote on the compensation of our Named Executive Officers.

What shares can I vote at the meeting?

You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the meeting. We have enclosed a proxy card for your use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Our stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by the broker, trustee or nominee and mailing them in the accompanying pre-addressed envelope.

How can I vote my shares in person at the meeting?

Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described above so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote?

You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Vice President, General Counsel & Corporate Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Cutera or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management.

What vote is required to approve each item and how are votes counted?

The vote required to approve each item of business and the method for counting votes is set forth below:

Election of Directors. Each director nominee receiving affirmative “FOR” votes in excess of “Against” votes at the meeting (a majority of votes cast) will be elected to serve as a director. You may vote either “FOR” or “WITHHOLD” your vote for the director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of BDO as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018. The affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

Non-binding advisory vote on the compensation of our Named Executive Officers. The affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the Company’s nominees to the Board, “FOR” ratification of BDO as our Independent Registered Public Accounting Firm, “FOR” the approval, by non-binding vote, of executive compensation, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

What is a “broker non-vote”?

A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, which includes ratifying the appointment of an independent registered public accounting firm but does not include the election of directors or the non-binding vote on executive compensation. Therefore, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” ratification of BDO as the Independent Registered Public Accounting Firm.

However, if you do not instruct your broker how to vote with respect to the election of directors and the non-binding vote on executive compensation, your broker may not vote with respect to such proposal and your shares will not be counted as voting in favor of these matters.

How are “broker non-votes” counted?

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?

If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted for the purpose of determining the presence of a quorum, but they will not be voted on any matter at the meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

What happens if additional matters are presented at the meeting?

Other than the three proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, James A. Reinstein, our President and Chief Executive Officer, and J. Daniel Plants, our Board Chairperson, with full power of substitution, will have the discretion to vote your shares on any additional matters that may be properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board.

Who will serve as inspector of election?

We expect a representative of Computershare Trust Company, Inc., our transfer agent, to tabulate the votes, and expect Darren W. Alch, our Vice President, General Counsel and Corporate Secretary to act as inspector of election at the meeting.

What should I do in the event that I receive more than one set of proxy/voting materials?

You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each Cutera proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?

Your vote is being solicited on behalf of the Board, and the Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We may also engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, are not expected to be material.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the Annual Meeting and file a Form 8-K with the SEC within four business days after the end of our Annual Meeting to report the voting results.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the Annual Meeting to be held in 2019, the written proposal must be received by our Vice President, General Counsel & Corporate Secretary at our principal executive offices no later than January 5, 2019, which is the date 120 calendar days before the anniversary of the mailing date of the Notice of Internet Availability of Proxy Materials. If the date of next year’s Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead the close of business on the later of 120 calendar days in advance of such annual meeting and 10 days following the date on which public announcement of the date of the meeting is first made. Such proposals also must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the SEC. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. Proposals should be addressed to:

General Counsel & Corporate Secretary
Cutera, Inc.
3240 Bayshore Blvd.
Brisbane, California 94005-1021

Nomination of Director Candidates: You may propose director candidates for consideration by our Board. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the “Vice President, General Counsel & Corporate Secretary” at the address of our principal executive offices set forth above. In addition, our bylaws permit stockholders to nominate directors for election at an Annual Meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws, as well as a statement by the nominee consenting to being named as a nominee and to serve as a director if elected. In addition, the stockholder must give timely notice to our Vice President, General Counsel & Corporate Secretary in accordance with the provisions of our bylaws, which require that the notice be received by our Vice President, General Counsel & Corporate Secretary no later than January 5, 2019 unless the date of next year’s Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting.

Copy of Bylaw Provisions: Our bylaws are available on the Investor page of our website at www.cutera.com. You may also contact our Vice President, General Counsel & Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Current Management

The following table provides information relating to the beneficial ownership of our common stock as of the Record Date, by:

●	each stockholder known by us to own beneficially more than 5% of our common stock;
●	each of our current executive officers (including our Chief Executive Officer and our Chief Financial Officer);
●	each of our current directors; and
●	our current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of April 23, 2018, through the exercise of any stock option or other right. The number and percentage of shares beneficially owned is computed on the basis of 13,634,154 shares of our common stock outstanding as of the Record Date. The information in the following table regarding the beneficial owners of more than 5% of our common stock is based upon information supplied by principal stockholders or Schedules 13D and 13G filed with the SEC.

Shares of our common stock that a person has the right to acquire within 60 days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person or entity named in the table has sole voting and disposition power with respect to the shares set forth opposite such person’s or entity’s name. The address for those persons for which an address is not otherwise provided is c/o Cutera, Inc., 3240 Bayshore Blvd., Brisbane, California 94005-1021.

Name and Address of Beneficial Owner	Number of Shares Outstanding	Warrants and Options Exercisable Within 60 Days	Approximate Percent Owned
BlackRock, Inc.	2,015,640	—	14.8%
Renaissance Technologies LLC.	1,083,600	—	7.9%

Larry E. Laber	36,844	19,763	*
Timothy J. O'Shea	33,708	—	*
Gregory A. Barrett	31,804	14,000	*
James A. Reinstein	26,194	10,625	*
David A. Gollnick	19,261	—	*
Clinton H. Severson	9,550	14,000	*
David B. Apfelberg	5,754	—	*
J. Daniel Plants(1)	5,550	14,000	*
Sandra A. Gardiner	5,469	—	*
Elisha W. Finney	—	—	*
			*
All current directors and executive officers as a group (10 persons)	174,134	72,388	1.8%

*Less than 1%.

(1) Mr. Plants is the Managing Partner of Voce Capital Management LLC, the holder of 197,031 shares (approximately 1.4%) of our outstanding common stock as of the Record Date. Mr. Plants has disclaimed beneficial ownership of the shares owned by Voce Capital Management L1LC, except to the extent of his pecuniary interest therein, however he has the sole or shared voting power of the shares reflected in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers, and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in the ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) Statement of Changes of Beneficial Ownership of Securities forms they file (SEC Forms 3, 4, and 5).

Based solely on our review of the copies of such forms received by us, or written representations from reporting persons that no SEC Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2017 all reports were timely filed with the exception of the following:

(a)	Two of the transactions reported on Mr. Laber’s SEC Form 4 filed on May 30, 2017 related to transactions that occurred on May 23, 2017; and
(b)

Two transactions reported on Mr. Santilli’s SEC Form 4 filed on May 1, 2017 relate to transactions that occurred June 1, 2016 and January 1, 2017. The third transaction reported on Mr. Santilli’s SEC Form 4 filed on May 1, 2017 relates to an exempt transaction of shares acquired on May 2, 2016 by Mr. Santilli pursuant to the Company's 2004 Employee Stock Purchase Plan.

Each filing was made promptly after the issue was discovered.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Our common stock is listed on the NASDAQ Stock Market (“NASDAQ”). Under the NASDAQ listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, the NASDAQ listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the NASDAQ listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and the NASDAQ listing standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the NASDAQ listing standards

Our Board has undertaken a review of the independence of each of our directors. The Company's directors are David B. Apfelberg, M.D., Gregory A. Barrett, Elisha W. Finney, David A. Gollnick, Timothy J. O'Shea, J. Daniel Plants, James A. Reinstein and Clinton H. Severson. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of the directors other than James A. Reinstein, the Company's President and Chief Executive Officer, and David A. Gollnick, the Company's co-founder, former Vice President of North American Sales, and former Executive Vice President of Research and Development, satisfy the current "independent director" standards established by NASDAQ. Mr. Gollnick is party to a consulting agreement with the Company, pursuant to which he is compensated for services he provides to the Company. In 2018, the Nominating and Corporate Governance Committee recommended to the Board that all directors other than our Chief Executive Officer be independent as defined by NASDAQ listing rules. Accordingly, the Nominating and Corporate Governance Committee did not re-nominate Mr. Gollnick to the Board. Following the 2018 annual meeting of stockholders, which is the end of Mr. Gollnick’s current term as a director, the number of directors constituting the Board will be reduced from eight to seven.

Board Leadership Structure

The roles of Chairperson of the Board and Chief Executive Officer are currently filled by separate individuals. Our Board believes that the separation of the offices of the Chairperson and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. However, our Board does not have a policy mandating the separation of the roles of Chairperson and Chief Executive Officer, though one can be established by the Board. Our Board elects our Chairperson and Chief Executive Officer, and each of these positions may be held by the same person or by different people. We believe that it is important that the Board retain flexibility to determine whether these roles should be separate or combined based upon the Board's assessment of our needs and our leadership at a given point in time.

We believe that independent and effective oversight of our business and affairs is maintained through the composition of our Board, the leadership of our independent directors and the committees and our governance structures and processes already in place. The Board consists of a substantial majority of independent directors, and the committees of our Board are composed solely of independent directors.

Our Chairperson of the Board is J. Daniel Plants. We believe Mr. Plants' qualifications to serve as our Chairperson include his substantial experience as a strategic advisor and corporate attorney, as well as his role as the founder of a successful investment management firm and status as a significant Company stockholder, which bring valuable skills and perspective to the Board in the areas of finance, capital markets, strategy and corporate governance.

As described in more detail below, the Board currently has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Enterprise Risk Committee. As deemed advisable by the Board, various ad hoc committees may be established from time to time to accomplish a specific goal or purpose and cease to exist when that goal or purpose is realized. The chairperson and each member of all committees is an independent director. The Board delegates substantial duties and responsibilities to each committee. The committees make recommendations to the Board and report regularly to the Board on their activities and any actions they have taken. We believe that our independent Board committees and their chairperson are an important aspect of our Board leadership and governance structure.

Risk Oversight and Analysis

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Our management is responsible for managing the risks we face in the ordinary course of operating our business. The Board oversees potential risks and our risk management activities by receiving operational and strategic presentations from management which include discussions of key risks to our business.

Our Board believes that open communication between management and our Board is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other members of the senior management team at meetings of our Board, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deem appropriate.

While our Board has the ultimate responsibility for risk management and oversight, various committees of the Board also support the Board in its fulfillment of this responsibility. For example, our Audit Committee assists the Board in its risk oversight function by reviewing and discussing with management our system of disclosure controls and our internal controls over financial reporting risks associated with our cash investment policies, risks related to regulatory matters, and evaluating and advising on other matters. Our business is run conservatively and excessive risk-taking has been discouraged. As a result, risk analysis has not been a significant factor for our Compensation Committee in establishing compensation. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, governance, membership and structure. The Enterprise Risk Committee, created in 2018, assists the Board in supervising the enterprise risk management activities of the Company and its subsidiaries, and advises the Board with respect to the enterprise risk management framework of the Company. The Enterprise Risk Committee further assists the Board in its oversight of the Company’s management of key risks, including strategic and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks.

Committees of the Board

Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Enterprise Risk Committee. The membership during the last fiscal year, and the function of each of the committees, are described below. On August 16, 2017, Jerry P. Widman announced his retirement from our Board. Mr. Widman served as the Audit Committee Chairperson, as well as a member of the Compensation Committee. From Mr. Widman’s retirement, until October 31, 2017, Timothy J. O’Shea served as the Chairperson of the Audit Committee. On October 31, 2017, Elisha W. Finney was appointed to our Board and was named as the Chairperson of the Audit Committee. Additionally, the Strategic Transactions Committee was created to review and evaluate potential strategic business combination transactions as the possibilities arise and other related or pertinent strategic alternatives for the Company (which may include, but are not limited to, a merger, other business combination, recapitalization, acquisition, spin-off, split-off, acquisition of a subsidiary, division or unit, or other similar transaction). The Board elected to reserve such responsibilities for the full Board and, by action of the Board, the Strategic Transactions Committee was dissolved in 2017.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Enterprise Risk Committee(1)
Non-Employee Directors:
J. Daniel Plants (served as Audit Committee member from August 16, 2017 until October 31, 2017)	X	X

David B. Apfelberg, M.D.		X

Gregory A. Barrett		X*	X	X

Elisha W. Finney (appointed to Audit Committee as Chairperson on October 31, 2017)	X*			X

David A. Gollnick (The Board approved a resolution that all directors other than our Chief Executive Officer be “independent” as defined by NASDAQ listing rules. Accordingly, the Nominating and Corporate Governance Committee did not re-nominate Mr. Gollnick for election to the Board in 2018)

Timothy J. O’Shea (served as Audit Committee Chairperson from August 16, 2017 until October 31, 2017)	X*		X*

Clinton H. Severson	X		X	X*

Jerry P. Widman (served as Audit Committee Chairperson until his resignation effective August 16, 2017)	X*	X

Employee Director:
James Reinstein

Number of Meetings Held During the Last Fiscal Year	8	6	3	--

X	= Committee member
*	= Chairperson of Committee
(1)	= Formed in 2018; no meetings held in 2017

Audit Committee. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements. The Audit Committee operates under a written charter adopted by the Board and a copy of the charter can be found on the Investor page, under the Corporate Governance section of our website at www.cutera.com. In this role, the Audit Committee monitors and oversees the integrity of the Company’s financial statements and related disclosures, the qualifications, independence, and performance of the Company’s Independent Registered Public Accounting Firm, and the Company’s compliance with applicable legal requirements and its business conduct policies. Our Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the NASDAQ rules and the independence requirements of the SEC. Our Board has determined that Jerry P. Widman continued to qualify as an “audit committee financial expert,” as defined in SEC rules until his resignation on August 16, 2017. Following Mr. Widman’s resignation, Mr. Plants was added as a member of the Audit Committee to ensure continued compliance with NASDAQ and SEC requirements. Our Board determined that Mr. Plants meets the independence and financial literacy requirements of the NASDAQ rules and the independence requirements of the SEC. Also following Mr. Widman’s resignation, Timothy O’Shea served as the Chairperson of the Audit Committee until Elisha W. Finney was named as a member of the Board and the Audit Committee. Our Board has determined that both Mr. O’Shea and Ms. Finney qualifies as an “audit committee financial expert” as defined in the SEC rules. Following Ms. Finney’s appointment to the Audit Committee, Mr. Plants was removed as a member of the Audit Committee, and Mr. O’Shea was removed as the Chairperson while remaining on the Audit Committee as a member. The report of the Audit Committee appears on page 18 of this proxy statement.

Compensation Committee. The Compensation Committee, together with our Board, establishes compensation for our Chief Executive Officer and the other executive officers and administers the Company’s Amended and Restated 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan. Each member of the Compensation Committee meets the requirements for independence for compensation committee members under the NASDAQ listing standards and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of our Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. Our Board has determined that Jerry P. Widman continued to meet the requirements for independence for compensation committee members under the NASDAQ listing standards and SEC rules and regulations, including Rule 10C-1 under the Exchange Act until his resignation on August 16, 2017. Following Mr. Widman’s resignation, Mr. Plants was added as a member of the Compensation Committee to ensure continued compliance with NASDAQ and SEC requirements. Our Board determined that Mr. Plants meets the requirements for independence for compensation committee members under the NASDAQ listing standards and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. The Compensation Committee has a written charter, which was adopted by our Board, and can be found on the Investor page, under the Corporate Governance section of our website at www.cutera.com. The report of the Compensation Committee appears on page 49 of this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board on matters concerning corporate governance, Board composition, identification, evaluation and nomination of director candidates, Board committees, Board compensation, and conflicts of interest. During 2017, our Board reduced the size of the Nominating and Corporate Governance Committee from six members to its current composition of three members with Mr. O’Shea serving as the Chairperson. Each member of our Nominating and Corporate Governance Committee meets the requirements for independence under the NASDAQ listing standards and SEC rules and regulations. The Nominating and Corporate Governance Committee has a written charter, which was adopted by our Board and can be found on the Investor page, under the Corporate Governance section of our website at www.cutera.com.

Enterprise Risk Committee. The Enterprise Risk Committee was created in 2018 to assist the Board and the Audit Committee, where applicable, in supervising the enterprise risk management activities of the Company and its subsidiaries and advise the Board with respect to the enterprise risk management framework of the Company. The Committee’s function is primarily one of oversight, and its members do not provide any expert advice as to the Company’s risk management. The Enterprise Risk Committee is composed of three members with Mr. Severson serving as the Chairperson. Each member of our Enterprise Risk Committee meets the requirements for independence under the NASDAQ listing standards and SEC rules and regulations. The Enterprise Risk Committee has a written charter in draft form which, when adopted by our Board, will be posted on the Investor page, under the Corporate Governance section of our website at www.cutera.com.

Meetings Attended by Directors

During 2017, the Board held 13 meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings, and the Nominating and Corporate Governance Committee held three meetings. The Enterprise Risk Committee was formed in 2018 and, accordingly, did not meet in 2017. Each of the directors attended at least 83% of the meetings of the Board or committee(s) on which he or she served during 2017.

The directors of the Company are encouraged to attend the Company’s Annual Meeting of Stockholders. In 2017, all of our directors at the time attended the meeting either physically or telephonically. Mr. Reinstein, Mr. Plants, Mr. Barrett, Mr. Gollnick, and Mr. O’Shea were physically present at the Annual Meeting of Stockholders, and Dr. Apfelberg, Mr. Severson, and Mr. Widman joined the meeting telephonically.

Director Nomination Process

Director Qualifications. The Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board. While the Nominating and Corporate Governance Committee has not formalized specific minimum qualifications they believe must be met by a candidate to be recommended by the independent members, the Nominating and Corporate Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) have broad and relevant experience, (ii) are predominantly independent, (iii) are of high integrity, (iv) have qualifications that will increase overall Board effectiveness and enhance long-term stockholder value, and (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members. While the Nominating and Corporate Governance Committee does not maintain a specific policy with respect to Board diversity, the candidates for Board membership should have the highest professional and personal ethics and values, and conduct themselves consistent with our Code of Ethics. The Nominating and Corporate Governance Committee and the Board is committed to diversity and considers diversity among other qualifications, experience, attributes or skills in its process of identifying and evaluating candidates to be nominees to the Board.

Stockholder Nominations and Recommendations. As described above in the Question and Answer section of this proxy statement under “What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?,” our bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our Board. In addition, the Nominating and Corporate Governance Committee may consider properly submitted stockholder recommendations (as opposed to formal nominations) for candidates for membership on the Board. A stockholder may make such a recommendation by submitting the following information to our Vice President, General Counsel & Corporate Secretary at 3240 Bayshore Blvd., Brisbane, California 94005-1021 no later than January 5, 2019:

●	the candidate’s name;
●	home and business contact information;
●	detailed biographical data, relevant qualifications, professional and personal references;
●	information regarding any relationships between the candidate and Cutera within the last three years; and
●	evidence of ownership of Cutera stock by the recommending stockholder.

Identifying and Evaluating Director Nominees. Typically new candidates for nomination to the Board are suggested by existing directors or by our executive officers, although candidates may initially come to our attention through professional search firms, stockholders, or other persons. The Nominating and Corporate Governance Committee carefully reviews the qualifications of any candidates who have been properly brought to its attention. Such a review may, in the Nominating and Corporate Governance Committee’s discretion, include a review solely of information provided to the Nominating and Corporate Governance Committee or may also include discussion with persons familiar with the candidate, an interview with the candidate, or other actions that the Nominating and Corporate Governance Committee deems proper. The Nominating and Corporate Governance Committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, Nominating and Corporate Governance Committee considers many factors, including, issues of character, judgment, diversity, independence, expertise, length of service, and other commitments. In addition, the Nominating and Corporate Governance Committee takes into account professional experience, skills and background in considering and evaluating candidates. Although diversity is one factor considered in the nomination process, the Company does not have a formal policy relating to diversity. The Nominating and Corporate Governance Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders are evaluated by the Nominating and Corporate Governance Committee using the same criteria as other candidates. Candidates are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Director Nominees at our 2018 Annual Meeting. Our Nominating and Corporate Governance Committee recommended the 2018 director nominees for nomination to our Board.

Director Compensation

The following table sets forth a summary of the cash compensation paid, and the grant date fair value of shares of Cutera common stock which vest over a one-year period, awarded to our non-employee directors in the fiscal year ended December 31, 2017.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
J. Daniel Plants	$109,500	$60,000		$169,500
David B. Apfelberg, M.D.	52,250	60,000		112,250
Gregory A. Barrett	82,250	60,000		142,250
Elisha W. Finney(4)	16,250	149,969		166,219
David A. Gollnick	45,000	60,000	$153,400	258,400
Timothy J. O'Shea	62,000	69,982		131,982
Clinton H. Severson	61,750	60,000		121,750
Jerry P. Widman(5)	53,250	60,000		113,250

(1)	The amounts reported in this column were earned in connection with serving on our Board and its various committees, and include service as Board or Committee Chairperson, each as described below.
(2)

The amounts reported in this column represent the aggregate grant date fair value of shares of Cutera common stock awarded during the fiscal year ended December 31, 2017 to each of the non-employee directors. Concurrent with the 2017 Annual General Meeting of Stockholders, directors other than Ms. Finney, who had not yet been appointed to the Board, received an award of restricted stock units with a grant date fair value of $60,000 with shares vesting upon the occurrence of the 2018 Annual General Meeting of Shareholders. Ms. Finney’s award reports an initial grant received upon her appointment to the Board effective October 31, 2017. One-third of Ms. Finney’s awarded shares vest equally on each of the first three anniversaries of her appointment to the Board. In addition to the $60,000 restricted stock units awarded to Mr. O’Shea for serving on our Board, Mr. O’Shea was granted 254 Restricted Stock Units ("RSUs") with a grant date fair value of $9,982 in recognition of work performed as Chairperson of the Nominating and Corporate Governance Committee in 2017.

(3)

The amounts reported in this column represent fees for services provided for other than serving on our Board or its committees. Mr. Gollnick’s fees of $153,400 related to consulting services provided to the Company in 2017.

(4)	Appointed on October 31, 2017.
(5)	Resigned effective August 16, 2017. The stock awards granted to Mr. Widman did not vest and will be returned to the Amended and Restated 2004 Equity Incentive Plan.

Compensation of the Board of Directors for their position on the Board and its committees

Until October 31, 2017, each non-employee director appointed to the Board earned the following compensation:

●	$50,000 for service as the Chairman of the Board;
●	$45,000 for service as a Board member;
●	Annual equity award with a grant date fair value of $60,000 for service as a Board member vesting over a one year period on the occurrence of the Annual Meeting of Stockholders;
●	$6,000 additionally for service as a Compensation Committee member;
●	$7,500 additionally for service as an Audit Committee member;
●	$20,000 additionally for service as Chairperson of the Audit Committee;
●	$20,000 additionally for service as Chairperson of the Compensation Committee; and
●	$5,000 additionally for service as Chairperson of the Nominating and Corporate Governance Committee.

At the Board of Directors meeting held on October 31, 2017, on the recommendation of the Compensation Committee after consultation with the Compensation Committee’s compensation consultant, Compensia, the Board approved certain revisions to Board compensation, including:

●	Annual equity award with a grant date fair value of $100,000 for service as a Board member vesting over a one year period on the occurrence of the Annual Meeting of Stockholders;
●	Initial equity award for new non-employee directors with a grant date fair value of $150,000;
●	$9,000 additionally for service as Chairperson of the Nominating and Corporate Governance Committee; and
●	$5,000 additionally for service as a Nominating and Corporate Governance Committee member.

All other elements of Board compensation remained unchanged.

Equity Awards for Members of the Board of Directors

Our Amended and Restated 2004 Equity Incentive Plan provides for the automatic grant of options to purchase shares of Cutera common stock to our non-employee directors. Until October 31, 2017, each non-employee director appointed to the Board received an initial option to purchase 14,000 shares of Cutera common stock upon his or her appointment. Each of these stock options had an exercise price equal to fair market value of Cutera common stock on the date of grant and a term of seven years, and becomes exercisable as to one-third of the shares subject to the option on each of the first three anniversaries of its date of grant, provided the non-employee director remains a director. In addition, until October 31, 2017, each non-employee director, who is a director on the date of each Annual Meeting of Stockholders and has been a director for at least the preceding six months, received an award of shares represented by the quotient of $60,000 divided by the closing market price of Cutera common stock on the date of such Annual Meeting of Stockholders. These shares vest on the one-year anniversary of the grant date. Effective October 31, 2017, the Board revised various elements of non-employee director compensation. The Compensation Committee of the Board, after consultation with its compensation consultant, Compensia, made a recommendation, approved by the Board, to revise the compensation for non-employee directors (the “Outside Director Compensation Plan”). Under the revised Outside Director Compensation Plan, non-employee directors are entitled to receive an annual grant of restricted stock units pursuant to the Company’s Amended and Restated 2004 Equity Incentive Plan, as amended, with a grant date fair market value of $100,000. The Board also approved a revision to outside directors’ initial award in the form of a one-time award of restricted stock units to each new outside director on or about the date on which such person becomes an outside director, whether through election by the stockholders of the Company or by appointment by the Board to fill a vacancy. The award replaces the initial option to purchase 14,000 shares of Cutera common stock upon his or her appointment, and is in shares of restricted stock with a grant date fair market value of $150,000, one-third of such shares to vest on each of the first three anniversaries of the date the Board appoints, or the stockholders elect, the new outside director.

Code of Ethics

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Ethics, as amended, (the “Code”) reflects our values and the business practices and principles of behavior that support this commitment. The Code is intended to satisfy SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the NASDAQ listing standards requirement for a “code of conduct.” The Code is available on the Company’s website at www.cutera.com. We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or NASDAQ, on our website.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following members: David B. Apfelberg, M.D., Gregory A. Barrett, and J. Daniel Plants In addition, Jerry Widman served as a member of the Compensation Committee until his resignation effective August 16, 2017. No member of the Compensation Committee, nor any of our Named Executive Officers, has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

None of the members of our Compensation Committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or Compensation Committee (or other Board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Communications with the Board by Stockholders

Stockholders wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board, or to the particular Board member, and mailing the correspondence to: Attention: Board, c/o Vice President, General Counsel & Corporate Secretary, Cutera, Inc., 3240 Bayshore Blvd., Brisbane, California 94005-1021. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

Stock Ownership Guidelines

To enhance our overall corporate governance practices and director compensation program, our Board adopted revised stock ownership guidelines on July 28, 2017, applicable to our non-employee directors, as well as certain members of our senior management. These guidelines are designed to align our non-employee directors’ interests with our stockholders’ long-term interests by promoting long-term ownership of Cutera common stock. Our non-employee Directors are required to own the lesser of either (i) 5,200 shares of the Company’s common stock, or (ii) a number of shares of the Company’s common stock equal in value to at least three times the director’s annual compensation for Board membership (however paid, and exclusive of Committee membership compensation). Each Director has five years from the later of the date of his or her initial election to the Board or the adoption of the revised guidelines (July 28, 2017) to attain the required level of ownership. Once attained, the level of ownership must be maintained.

As of the Record Date, the non-employee directors’ holdings and target guidelines were as follows:

Non-Employee Directors	Stock Ownership as of April 23, 2018		Minimum Stock Ownership Required
J. Daniel Plants	5,550	(3)	2,873	(1)
David B. Apfelberg	5,754		2,586	(1)
Gregory A. Barrett	31,804		2,586	(1)
Elisha W. Finney	--	(2)	2,586
David A. Gollnick	19,261		2,586	(1)
Timothy J. O'Shea	33,708		2,586	(1)
Clinton H. Severson	9,550		2,586	(1)

(1)	Based on the closing stock price of $52.20 on April 23, 2018, each of these non-employee directors already held shares that exceed the minimum stock ownership required.
(2)	By October 31, 2022, based on the closing stock price of $52.20 on April 23, 2018. Ms. Finney was appointed to the Board on October 31, 2017.
(3)

Mr. Plants is the Managing Partner of Voce Capital Management LLC, the holder of 197,031 shares (approximately 1.4%) of our outstanding common stock as of the Record Date. While Mr. Plants has disclaimed beneficial ownership of the shares owned by Voce Capital Management LLC, except to the extent of his pecuniary interest therein, he has the sole or shared voting power of the shares represented here.

On January 6, 2015, we entered into an agreement with Voce Capital Management LLC and Mr. Plants (the “Voce Agreement”), which was filed with the SEC on January 8, 2015. The Voce Agreement states the terms and understandings concerning the nomination and election of Mr. Plants to our Board of Directors and other matters. Among other things, the Agreement provides that if, at any time Voce’s ownership in our common stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) falls below 140,000 shares, then Mr. Plants will immediately resign from our Board.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee of the Board is responsible for assisting the Board to fulfill its oversight of the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function and independent auditors. It is the responsibility of the Company’s management to prepare the Company’s financial statements, develop and maintain adequate systems of internal accounting and financial controls, facilitating the internal audit intended to evaluate the adequacy and effectiveness of the Company’s financial and operating internal control systems.

BDO USA, LLP (“BDO ”), the Company’s independent registered public accounting firm for 2017 (the independent auditors), was responsible for performing independent audits of the Company’s consolidated financial statements and internal control over financial reporting and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America (“GAAP”) and on the effectiveness of the Company’s internal control over financial reporting. The independent auditors also review the Company’s interim financial statements in accordance with applicable auditing standards.

In evaluating the independence of BDO, the Audit Committee has (i) received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the audit firm’s communications with the Committee concerning independence, and (ii) discussed with BDO the firm’s independence from the Company and management. The Audit Committee has concluded that BDO was independent from the Company and its management. The Audit Committee has reviewed with the independent auditors and the Company’s internal auditors the overall scope and specific plans for their respective audits, and the Committee regularly monitored the progress of both in assessing the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress.

In 2017, the Audit Committee held eight meetings. At every regular quarterly meeting, the Committee reviews the results of the independent auditor’s examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. Following the regular quarterly meeting, the Audit Committee meets separately with the independent auditors, without management present, and also meets separately with the Company’s management. In addition, from time-to-time the Audit Committee meets with the Company’s independent internal audit firm.

The Audit Committee met with management and the independent auditors and discussed the fair and complete presentation of the Company’s financial statements. The Committee also discussed and reviewed with the independent auditors, all communications required, including those described in Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the PCAOB. The Audit Committee discussed significant accounting policies applied in the financial statements, as well as alternative treatments. Management represents that the consolidated financial statements have been prepared in accordance with GAAP and the Committee reviewed and discussed the audited consolidated financial statements with both management and the Company’s independent auditors.

Relying on the foregoing reviews and discussions, the committee recommended to the Board, and the Board approved, inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

The foregoing report is provided by the undersigned members of the Audit Committee.

Elisha W. Finney, Chairperson

Timothy J. O’Shea

Clinton H. Severson

The material in this report is not deemed soliciting material or filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

PROPOSAL ONE—ELECTION OF DIRECTORS

Each of our current directors was elected or appointed to serve on the Board for a term ending at the 2018 annual meeting of stockholders and until his or her successor is duly elected and qualified or until such director’s earlier death, resignation or removal. Each nominee for election at the Annual Meeting, if elected, will serve for a one-year term ending at the 2019 annual meeting of stockholders and until his or her successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

The name of each current member of the Board (each of which is a nominee for election to the Board, except for David A. Gollnick) and his or her age as of the Record Date, principal occupation and length of service on the Board are as follows:

Name	Age	Principal Occupation	Director Since

James A. Reinstein	53	President and Chief Executive Officer	2017
J. Daniel Plants, Chairperson(1)	51	Managing Partner, Voce Capital Management LLC	2015
David B. Apfelberg, M.D. (1)	76	Clinical Professor of Plastic Surgery, Stanford University Medical Center	1998
Gregory A. Barrett(1)(3)(4)	64	Former President and Chief Executive Officer, DFINE, Inc.	2011
Elisha W. Finney(2)(4)	56	Former Executive Vice President and Chief Financial Officer, Varian Medical Systems	2017
David A. Gollnick (not nominated for re-election to the Board) (5)	54	Former Vice President of North American Sales and Former Executive Vice President of Research and Development, Cutera, Inc.	1998
Timothy J. O’Shea(2)(3)	65	Former Managing Director, Oxo Capital	2004
Clinton H. Severson(2)(3)(4)	70	President and Chief Executive Officer, Abaxis, Inc.	2015

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of Nominating and Corporate Governance Committee.
(4)	Member of the Enterprise Risk Committee.
(5)

The Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, a resolution that all directors other than our Chief Executive Officer be independent as defined by NASDAQ listing rules. Accordingly, the Nominating and Corporate Governance Committee did not re-nominate Mr. Gollnick for election to the Board in 2018.

Director Biographies

James A Reinstein has served as our President and Chief Executive Officer and a member of our Board since January 2017. Prior to joining Cutera, Mr. Reinstein served as the Chief Executive Officer of Drawbridge Health Inc., a joint venture of GE Ventures and GE Healthcare. Prior to Drawbridge, Mr. Reinstein was the Chief Executive Officer of Aptus Endosystems from 2012 until its acquisition by Medtronic in 2015. From 2007 to 2012, Mr. Reinstein was the Executive Vice President and Chief Commercial Officer of Cyberonics, Inc. Prior to Cyberonics, Mr. Reinstein held a variety of management positions of increasing responsibility within Boston Scientific Corporation from 1990 to 2007, including Vice President and Regional Head of an Asian business unit and Country Director of Boston Scientific de Mexico. Mr. Reinstein holds a BBA in Marketing from University of Georgia. We believe Mr. Reinstein’s qualifications to serve on our Board include his prior education and training, leadership qualities, and over 25 years’ executive experience in managing companies in the medical device industry.

J. Daniel Plants was appointed Chairperson of the Company's Board of Directors in October 2016 and has been a member of the Board since January 2015. Mr. Plants also serves on the Compensation Committee of the Board. Mr. Plants has been Managing Partner of Voce Capital Management LLC since 2009. Prior to founding Voce Capital Management, Mr. Plants held a number of positions at leading Wall Street firms, including executive roles in investment banking at Goldman Sachs and JPMorgan Chase, and as a corporate attorney with Sullivan & Cromwell. Mr. Plants co-founded The Bay Area Urban Debate League and served as its Vice Chairman from 2008 to 2012. Mr. Plants holds a Juris Doctorate degree from University of Michigan Law School and an undergraduate degree from Baylor University. We believe Mr. Plants’ qualifications to serve on our Board include his substantial experience as a strategic advisor and corporate attorney, as well as his role as the founder of a successful investment management firm and status as a significant Company stockholder, which bring valuable skills and perspective to the Board in the areas of finance, capital markets, strategy and corporate governance.

David B. Apfelberg, M.D. has served as a member of our Board since November 1998. Since 1980, Dr. Apfelberg has held various roles at the Stanford University Medical Center, and currently serves as an Adjunct Clinical Professor of Plastic Surgery. Since 1987, Dr. Apfelberg has also been a consultant for entrepreneurs and venture capital companies in the areas of medical devices and medicine. From June 1991 to May 2001, Dr. Apfelberg was Director of the Plastic Surgery Center in Atherton, California. Dr. Apfelberg is the author of five books on lasers in medicine and is a founding member and past president of the American Society for Lasers in Medicine and Surgery. Dr. Apfelberg holds a B.M.S., Bachelor of Medical Science, and an M.D. from Northwestern University Medical School. We believe Dr. Apfelberg’s qualifications to serve on our Board include his medical expertise, understanding of our products, and his knowledge of the aesthetics market generally.

Gregory A. Barrett has served as a member of our Board since October 2011. Mr. Barrett also serves on the board of Aqua Medical, Inc. From September 2013 to October 2016, Mr. Barrett was the President and Chief Executive Officer of DFINE, Inc., a private medical device company that was acquired by Merit Medical. Mr. Barrett was the Chairperson, President and Chief Executive Officer of BÂRRX Medical, Inc., a private medical device manufacturer and distributer of products to treat gastrointestinal diseases that was acquired by Covidien. Prior to joining BÂRRX Medical in February 2004, from January 2001 through August 2003, Mr. Barrett served as President and Chief Executive Officer of ACMI Corporation, a developer of medical visualization and energy systems; Group Vice President at Boston Scientific Corporation; Vice President, Global Sales and Marketing at both Orthofix Corporation (formerly American Medical Electronics) and Baxter Healthcare. Mr. Barrett holds a B.A. in Marketing from the University of Texas, Austin. We believe Mr. Barrett’s qualifications to serve on our Board include his more than 38 years of diverse experiences in the medical device industry, including time spent serving as president and Chief Executive Officer of several medical device companies. Mr. Barrett has held various Board positions with Softscope Medical, BaroSense, Monteris Medical (currently Chairman of the Board and member of the Compensation Committee), as well as Board positions with the companies in which he was employed.

Elisha W. Finney has served on our Board since October 2017. Ms. Finney also serves on the board of Nanostring Technologies, iRobot Corporation, ICU Medical, and Mettler-Toledo International, Inc., and previously served as a director of Altera Corporation, Thoratec, and Laserscope. Ms. Finney spent the previous 29 years with Varian Medical Systems in positions of increasing responsibility, including serving as Executive Vice President and Chief Financial Officer until her retirement in 2017. At Varian, Ms. Finney’s management responsibilities included corporate accounting; corporate communications and investor relations; internal audit; risk management; tax and treasury, and corporate information systems. Ms. Finney was named vice president, finance and Chief Financial Officer of Varian Medical Systems in April, 1999, Senior Vice President and Chief Financial Officer in 2005, and Executive Vice President and Chief Financial Officer in 2012. She joined Varian as risk manager in 1988. Prior to joining Varian, Ms. Finney was with the Fox Group in Foster City, California and Beatrice Foods in Chicago, Illinois. She holds a B.A. degree in risk management and insurance from the University of Georgia as well as an MBA degree from Golden Gate University in San Francisco. We believe Ms. Finney’s impressive business leadership skills and experience in building and running global financial organizations will bring valuable expertise and perspective to the Board.

David A. Gollnick (not nominated for re-election to the Board) has served as a member of our Board since our inception in August 1998. From September 2014 to present, Mr. Gollnick has consulted with the Company in various functions, including research and development, clinical development and other management support matters. From February 2014 to June 2014, he held the position of Vice President of North American Sales for the Company. From March 2009 to December 2014, Mr. Gollnick consulted with the Company regarding product development, clinical, sales and marketing support as needed. Mr. Gollnick served as our EVP of Research and Development from April 2007 to March 2009 and as Vice President of Research and Development from August 1998 until April 2007. From June 1996 to July 1998, Mr. Gollnick held the position of Vice President of Research and Development at Coherent Medical Group, a unit of Coherent Inc. Mr. Gollnick holds a B.S. in Mechanical Engineering from Fresno State University. We believe Mr. Gollnick’s qualifications to serve on our Board include his technical experience in researching and developing products for the aesthetic medical equipment industry and his understanding of our employees, products and operations.

Timothy J. O'Shea has served as a member of our Board since April 2004. Mr. O'Shea was with OXO Capital from 2008 to 2014 serving as managing director. From 1995 to 2008, he served in a variety of management positions at Boston Scientific, including Corporate Vice President of Business Development from 2000 to 2008. Mr. O'Shea currently acts as an advisor to several medical device companies. Mr. O'Shea holds a B.A. in history from the University of Detroit. We believe Mr. O'Shea's qualifications to serve on our Board include his corporate marketing knowledge as well as his diverse experience in the medical device industry working for a large medical device company.

Clinton H. Severson has served as a member of our Board since January 2015. He is presently the Chairperson, Chief Executive Officer and President of Abaxis, Inc., a manufacturer of portable blood analysis systems. Mr. Severson also currently serves on the Board of Trinity Biotech and was a member of the Board of Response Biomedical Corporation until they were acquired. From February 1989 to May 1996, Mr. Severson served as President and Chief Executive Officer of MAST Immunosystems, Inc., a privately-held medical diagnostics company. We believe Mr. Severson’s qualifications to serve on our Board include his more than 40 years of experience as an executive in the medical and biotechnology industries.

For terms beginning with our 2018 Annual Meeting of Stockholders, the Board nominated David B. Apfelberg, Gregory A. Barrett, Elisha W. Finney, J. Daniel Plants, Timothy J. O’Shea, James A. Reinstein and Clinton H. Severson for re-election as directors. The nominees were recommended to the Board by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommended to the Board that all directors other than our Chief Executive Officer be independent as defined by NASDAQ listing rules. Accordingly, the Nominating and Corporate Governance Committee did not nominate David A. Gollnick for re-election to the Board. The Nominating and Corporate Governance Committee considered the experience, qualifications, attributes, independence and skills of each nominee, as well as each director’s past performance on our Board.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE SEVEN NOMINEES FOR DIRECTOR LISTED ABOVE.

PROPOSAL TWO—RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BDO USA, LLP (“BDO”) as the Independent Registered Public Accounting Firm to perform the audit of the Company’s consolidated financial statements for the fiscal years ending December 31, 2018. BDO audited the Company’s consolidated financial statements for the fiscal years 2017, 2016 and 2015.

The Board is asking the stockholders to ratify the selection of BDO as the Company’s Independent Registered Public Accounting Firm for 2018. Although not required by law, by rules of NASDAQ, or by the Company’s bylaws, the Board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different Independent Registered Public Accounting Firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

We have requested that representatives of BDO be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company’s stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF BDO AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

Principal Accountant Fees and Services

To help ensure the independence of the Independent Registered Public Accounting Firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its Independent Registered Public Accounting Firm. Pursuant to this policy, all audit and non-audit services to be performed by the Independent Registered Public Accounting Firm must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

All of the services provided by BDO described in the table below were approved by the Audit Committee.

The aggregate fees incurred by the Company for audit and non-audit services in 2017 and 2016 were as follows:

Service Category	2017	2016
BDO USA LLP:
Audit Fees(1)	$970,371	$513,821
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
Non-Audit Fees(2)	$27,000	$—
Total BDO USA LLP	$997,371	$513,821

(1)

In accordance with the SEC’s definitions and rules, audit fees are comprised of billed and unbilled fees for professional services related to the audit of financial statements and internal control over financial reporting for the Company’s 2017 and 2016 fiscal years as included in the annual report on Form 10-K; and the review of financial statements for interim periods included in the quarterly reports on Form 10-Q within those years.

(2)	This category consists of fees for services rendered related to Internal Revenue Code, Section 382 and 383 compliance to support the audit and financial statement disclosure.

PROPOSAL THREE—NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

General

As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Board is asking you to approve, on an advisory and non-binding basis, the executive compensation programs and policies and the resulting 2017 compensation of our Named Executive Officers listed in the 2017 Summary Compensation Table on page 42 (our “Named Executive Officers”) as described in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Because the vote is advisory, the result will not be binding on our Compensation Committee and it will not affect, limit or augment any existing compensation or awards. The say-on-pay vote will, however, provide information to the Compensation Committee and our Board regarding investor sentiment about our executive compensation philosophy, policies and practices, which they will take into account when considering future compensation arrangements. Our Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of the Named Executive Officers as disclosed in this proxy statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We recommend that you read the Compensation Discussion and Analysis and compensation tables and also consider the factors below in determining whether to approve this proposal.

Compensation Philosophy and Objectives

Our Compensation Committee reviews the compensation of our Named Executive Officers and strikes a balance between fixed base pay and pay-for-performance (“PFP”) programs that tie compensation directly to specific business goals and management objectives. Our Compensation Committee designed our executive compensation program to support our near-term financial and strategic objectives and promote the long-term growth of our Company.

Our compensation philosophy is to ensure that our compensation programs:

●	support our key financial and strategic goals and relate to our corporate performance;
●	align the interests of our executive officers with the interests of our stockholders;
●	provide a total compensation package that is competitive and enables us to attract, motivate, reward and retain talented executive officers and employees;
●

are based, in large part, on PFP principles, such that changes in our revenue, operating results, product launches, and stock price, all significantly affect the compensation of our Named Executive Officers; and

●	remain competitive so that we can continue to retain, attract, motivate, and reward key employees whose knowledge, skills and performance are necessary for our continued growth and success.

We believe the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our Board. In addition, we strive to promote an ownership mentality among our employees, including our executive officers, which we believe is best achieved through our equity incentive program and the Employee Stock Purchase Plan. Also, as our Company matures and we lay the foundation for longer term growth and sustained profitability, we endeavor to conserve our cash resources. To that end, one important aspect of our overall compensation philosophy is to set base salaries that are competitive relative to the companies in our compensation Peer Group, in addition to equity and performance-based incentive compensation, which we believe best aligns the interests of our employees and our stockholders.

Key Features of Our Executive Compensation Program

WHAT WE DO		WHAT WE DON’T DO

Pay for Performance: We link the cash compensation of our executive officers to our performance and stockholder interests by heavily weighting their target total cash compensation opportunities to the achievement of strong financial performance tied to a balanced mix of pre-established performance measures and long-term equity awards that align their interests with those of our stockholders.

☒

No Special Perquisites or Benefits: We do not ordinarily provide special perquisites or other personal benefits to our executive officers, such as company cars*, club memberships, supplemental executive retirement plans or supplemental executive health benefits.

*We provide our sales executives with a car allowance given their extended use of a vehicle other than simply commuting to and from the office in Brisbane.

Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisor to benchmark compensation at reasonable intervals.	☒	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses. Bonuses are contingent on the achievement of key strategic Company goals.

Stock Ownership Guidelines: Our Named Executive Officers and the non-employee members of our Board are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for our Chief Executive Officer and 1x for other Named Executive Officers and members of senior management) or Board service retainers (3x for directors).

	☒	No multi-year employment contracts for any executive or employee.

Competitive and market based compensation: We pay fair and reasonable compensation that allows us to attract, motivate, retain and reward the key employees whose knowledge, skills and performance are necessary for our future growth and success.

Fiscal Year 2017 Compensation Overview 26

When designing our fiscal year 2017 executive compensation program, the Compensation Committee considered the program philosophy and objectives set forth above and the intense competition for executive talent within the medical device industry and the broader high-tech industry in Silicon Valley, California. On July 12, 2017, Ronald J. Santilli resigned as our Chief Financial Officer and Sandra A Gardiner was engaged as our consultant Chief Financial Officer. Ms. Gardiner joined our Company full time as Executive Vice President and Chief Financial Officer effective December 1, 2017. Included in our Compensation Discussion and Analysis below is a discussion relating to our named executive officers for 2017: Chief Executive Officer, Mr. Reinstein; Chief Financial Officer, Ms. Gardiner; Former interim Chief Executive Officer (until January 9, 2017) and Former Chief Financial Officer (until July 12, 2017), Mr. Santilli; and other Named Executive Officers, Larry E. Laber, Executive Vice President of North America Sales, and Miguel A. Pardos, Executive Vice President, International Sales. Mr. Pardos resigned from his position at the Company effective February 28, 2018. The Compensation Committee’s overall objective is to compensate our Named Executive Officers in a manner that attracts and retains the caliber of individuals needed to manage and staff a demanding and high-growth business in the rapidly evolving, innovative and competitive medical device industry.

For a detailed discussion about our compensation philosophy, policies and practices, and other corporate governance policies, see the section titled “Executive Compensation” below.

Summary of the Key Features of our 2017 Executive Compensation Program.

●	Our Named Executive Officers are compensated with a base salary (cash), incentive cash commissions/bonuses, equity awards, non-equity incentives, and other customary employee benefits.

●	The compensation of our Named Executive Officers is reviewed annually by the Compensation Committee, and adjustments are made to reflect performance-based factors and competitive conditions.
●

We evaluate and reward our Named Executive Officers based on the comparable industry specific and general market compensation for their respective positions in the Company, and an evaluation of their contributions to the achievement of short-and long-term organizational goals.

●

Our Compensation Committee engages an outside compensation consultant to review our executive compensation programs on an “as needed” basis, in comparison to a peer group of companies (the “Peer Group”), and recommend modifications at reasonable intervals when warranted.

●

Our Named Executive Officers have Change of Control and Severance Agreements (“COC Agreements”) and, except for these arrangements, we do not have employment agreements with any of our Named Executive Officers.

●	We have stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for our Chief Executive Officer and 1x for other Named Executive Officers).

We believe that the information provided above and within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program has been designed appropriately and is working to ensure our Named Executive Officers’ interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Consistent with the preference of our stockholders, as reflected in the advisory vote on the frequency of future say-on-pay votes conducted at our 2017 Annual Meeting of Stockholders, the Board has adopted a policy providing for annual advisory votes on the compensation of the Named Executive Officers.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

CURRENT NAMED EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Set forth below is certain information as of the Record Date, concerning our current Named Executive Officers.

Name	Age	Position(s)
James A. Reinstein	53	President, Chief Executive Officer and Director
Sandra A. Gardiner	52	Executive Vice President and Chief Financial Officer
Larry E. Laber	47	Executive Vice President Sales, North America

James A Reinstein has served as our President and Chief Executive Officer and a member of our Board since January 9, 2017. Prior to joining Cutera, Mr. Reinstein served as the Chief Executive Officer of Drawbridge Health Inc., a joint venture of GE Ventures and GE Healthcare. Prior to Drawbridge, Mr. Reinstein was the Chief Executive Officer of Aptus Endosystems from 2012 until its acquisition by Medtronic in 2015. From 2007 to 2012, Mr. Reinstein was the Executive Vice President and Chief Commercial Officer of Cyberonics, Inc. Prior to Cyberonics, Mr. Reinstein held a variety of management positions of increasing responsibility within Boston Scientific Corporation from 1990 to2007, including Vice President and Regional Head of an Asian business unit and Country Director of Boston Scientific de Mexico. Mr. Reinstein holds a BBA in Marketing from University of Georgia.

Sandra A. Gardiner has served as our Chief Financial Officer since December 1, 2017. Before assuming the position as Chief Financial Officer, Ms. Gardiner performed the duties of the Chief Financial Officer on an interim consulting basis since July 2017. Prior to joining Cutera, Ms. Gardiner served as Vice President, Finance and Chief Financial Officer with Tria Beauty, Inc., a medical device manufacturer of laser based aesthetic devices. Prior to that, in a career that spans over 27 years, Ms. Gardiner held roles as Chief Financial Officer of Vermillion and Lipid Sciences, as well as three privately held companies: Asante Solutions, Aptus Endosystems, and Ventus Medical. Ms. Gardiner holds a Bachelor of Arts degree in Management Economics from the University of California, Davis and began her career with Advanced Cardiovascular Systems.

Larry E. Laber has served as our Executive Vice President, North American Sales since September 2014. Prior to joining Cutera, Mr. Laber spent 12 years at Cynosure, a manufacturer of laser and other light-based aesthetic treatment systems, where he spent his last four years as the Executive Director of Sales for North America. Mr. Laber holds a B.S. in Communications from California State University, Northridge.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our executive compensation philosophy and programs, the decisions the Compensation Committee of our Board made under those programs during fiscal year 2017 and the factors considered in making those decisions. The Compensation Committee has the principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The Compensation Committee’s duties include evaluating the performance and advising the Board on the compensation of our Chief Executive Officer, and setting the compensation of our other executive officers. This Compensation Discussion and Analysis focuses on the compensation of our Named Executive Officers for 2017:

●	James A. Reinstein, President and Chief Executive Officer
●	Sandra A. Gardiner, Executive Vice President and Chief Financial Officer
●	Larry E. Laber, Executive Vice President, North American Sales
●	Miguel A. Pardos, Executive Vice President, International Sales(1)
●	Ronald J. Santilli, Executive Vice President and Chief Financial Officer until July 12, 2017(2)

(1)	Mr. Pardos resigned from his position as Executive Vice President, International Sales effective February 28, 2018, however served in this capacity throughout 2017.
(2)

Mr. Santilli resigned from his position as Executive Vice President, Chief Financial Officer effective July 12, 2017. His employment with the Company terminated effective October 13, 2017. Mr. Santilli also served as the Interim Chief Executive Officer briefly in 2017 until Mr. Reinstein’s appointment on January 9, 2017. Due to his role as the Chief Financial Officer during 2017, he is required to be identified as a named executive officer for 2017.

Compensation Philosophy and Objectives

For our Compensation Committee’s compensation philosophy and objectives relating to the compensation of our Named Executive Officer, please refer to Proposal Five above.

Financial Highlights for 2017

We are a global medical device company focused on the design, development, manufacture and commercialization of laser and other energy-based aesthetic systems for practitioners worldwide. We sell systems, system upgrades, hand pieces, hand piece refills and other disposable products, and distribute third-party manufactured skincare products. In addition, we have a recurring service business that includes the selling of post-warranty service contracts, parts, hand piece replacements, and generating revenue from the servicing of products that are out of warranty.

Fiscal year 2017 was a year of continued investment in our business, which resulted in record annual revenue of $151.5 million. Highlights of key achievements are as follows:

●

Our research and development team delivered a new “hands free” version of the truSculpt® system with six 40 cm2 RF applicators. In hands-free mode, the system is capable of treating patients quicker and more efficiently than existing body contouring technologies. The R&D team has also spent a considerable effort enhancing product performance and reliability.

●

Increased investments in sales and marketing over the recent two to three years in recruiting an industry trained, proven commercial leadership team, expanding the number of our direct sales professionals, and enhancing our sales and marketing efforts, all of which resulted in improved revenue growth and profitability.

●

Regulatory approvals: In 2017, our regulatory team achieved an expanded FDA indication for the three wavelength enlighten®III system allowing marketing of the 670 nm wave length for the removal of blue and green tattoo inks in the United States. We also received Medical Device Licenses allowing the system to be sold in Canada, South Korea and Taiwan for the first time. The enlighten®III is now cleared, registered, approved, or able to be imported for sale in most regulatory jurisdictions. Our radio-frequency (“RF”) technology based truSculpt® system is designed for non-invasive body contouring. We registered the truSculpt® 3D proprietary name with FDA, and changed to an in-motion glide treatment protocol improving treatment efficacy. Additionally, we obtained clearance from the FDA to market a “hands free” version of the truSculpt® system with six 40 cm2 RF applicators which we expect to commercially launch in 2018.

●

Revenue increased 28% for the full year to a record $151.5 million, including 51% growth in North American systems revenue. This was our third consecutive year of year-over-year revenue growth over 20%.

●	Cash generated by operations: $14.3 million, including a one-time $4 million benefit related to our facility lease cancellation in the third quarter of 2017.
●	Stock Repurchase: In 2017, we repurchased $35.2 million of our common stock through our stock repurchase plan.

Our financial and operational success translated into superior long-term stock price growth for the benefit of our stockholders. In 2017, our Total Shareholder Return (“TSR”)(1) was 160% as our stock price improved from $17.45 at the close of trading on January 3, 2017 to $45.35 at the close of trading on December 29, 2017.

(1)	(TSR is calculated as (Price @ end – Price @ beginning +Dividends)/ Price @ beginning).

Corporate Governance Highlights

We endeavor to maintain good corporate governance standards consistent with our executive compensation policies and practices. The following policies and practices were in effect during 2017:

●	Independent directors oversee each of our Board’s sub-committees. As discussed in greater detail above, we have the following subcommittees:

-

Nominating and Corporate Governance Committee that reviews and makes recommendations on matters concerning corporate governance, Board composition, identification, evaluation and nomination of director candidates;

-	Audit Committee that oversees our accounting and financial reporting processes and the audits of our financial statements;
-	Compensation Committee that establishes executive compensation and administers our equity plans; and
-	Enterprise Risk Committee that oversees the Company’s management of key risks and the guidelines, policies and processes for monitoring and mitigating such risks.(1)

(1)	Established by the Board of Directors on February 13, 2018.

●

The Compensation Committee conducts an annual review and approval of our compensation strategy. We ensure that our compensation practices remain current with market conditions by having them reviewed by our compensation consultant from time to time. Our compensation philosophy and related corporate governance features are complemented by several elements that are designed to align our executive compensation with long-term stockholder interests. The following is a summary of the key features of our compensation program.

WHAT WE DO		WHAT WE DON’T DO

Pay for Performance: We link a significant portion of the cash compensation of our executive officers to corporate performance and stockholder interests by heavily weighting their target total cash compensation opportunities to the achievement of strong financial performance tied to a balanced mix of pre-established performance measures and long-term equity awards that align their interests with those of our stockholders.

☒ *

No Special Perquisites or Benefits: We do not ordinarily provide special perquisites or other personal benefits to our executive officers, such as company cars*, club memberships, supplemental executive retirement plans or supplemental executive health benefits.

We provide our sales executives with a car allowance given their extended use of a vehicle other than simply commuting to and from the office in Brisbane.

Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisor to benchmark compensation at reasonable intervals.	☒	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses. Bonuses are contingent on the achievement of key strategic Company goals.

Stock Ownership Guidelines: Our executive officers and the non-employee members of our Board of Directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for our Chief Executive Officer and 1x for other Named Executive Officers) or Board retainers (3x cash retainer for board service for directors).

	☒	No multi-year employment contracts: We do not provide multi-year employment contracts for any executive or employee.

Competitive and market based compensation: We pay fair and reasonable compensation that allows us to attract, motivate, retain and reward the key employees whose knowledge, skills and performance are necessary for our future growth and success.

Compensation Committee’s Roles and Responsibilities

Role of the Compensation Committee and its Consultant in Setting Executive Compensation

The Compensation Committee establishes compensation for our Named Executive Officers to ensure consistency with market compensation rates for similar positions, our compensation philosophy and corporate governance guidelines. In determining total compensation for our Named Executive Officers, the Compensation Committee aligns management incentives with long-term value creation for the Company’s stockholders.

Compensation Committee Members

The members of the Compensation Committee are appointed by our Board. The chairperson of the committee is Gregory A. Barrett and the other members are David B. Apfelberg, M.D. and J. Daniel Plants. Jerry P. Widman was a member of the Compensation Committee until his retirement from our Board on August 16, 2017, at which time Mr. Plants was appointed by the Board to the Compensation Committee. Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, a “non-employee director” for purposes of Exchange Act Rule 16b-3, and satisfies the independence requirements imposed by NASDAQ. Jerry P. Widman, also a member of the Compensation Committee until his retirement, continued to meet the requirements for independence for compensation committee members under the NASDAQ listing standards and SEC rules and regulations, including Rule 10C-1 under the Exchange Act until his resignation on August 16, 2017.

Compensation Committee Charter

The Compensation Committee establishes the compensation for our Named Executive Officers and administers our Equity Incentive Plans, which are currently the Amended and Restated 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan. The Compensation Committee has a written charter, which can be found on our website (www.cutera.com) in the Investor section, under the Corporate Governance tab.

Duties of the Compensation Committee

The responsibilities of the Compensation Committee include:

(i)	Establishing the following for our Named Executive Officers and such other executive officers as appropriate:

(b)	annual base salary;
(c)	annual incentive bonus, which may include the setting of specific goals and target amounts;
(d)	equity compensation;
(e)	agreements for employment, severance and change-of-control payments and benefits; and
(f)	any other benefits, compensation or arrangements, other than benefits generally available to our employees.

(ii)	Reviewing and making recommendations to our Board, at such intervals as may be decided by the Compensation Committee from time to time, regarding:

(a)	general compensation goals and guidelines for our employees and the criteria by which bonuses and stock compensation awards to our employees are determined; and
(b)	other policies and plans for the provision of compensation to our employees, directors, and consultants.

(iii)	Acting as Administrator of our Amended and Restated 2004 Equity Incentive Plan, 2004 Employee Stock Purchase Plan and any other equity compensation plans adopted by our Board;

(iv)	Reviewing and making recommendations to our Board with respect to policies relating to the issuance of equity incentives to employees, directors and consultants;

(v)	Evaluating the compensation of the independent members of our Board; and

(vi)	Preparing the report that follows this Compensation Discussion and Analysis.

Compensation Consultant

The Compensation Committee engages a compensation consultant periodically based on the need for additional guidance resulting from changes in our Named Executive Officers’ roles and responsibilities, our corporate profile relative to our peers (e.g., market capitalization, annual revenue, profitability, etc.), Named Executive Officer turnover, and other factors as determined by our Compensation Committee. Beginning in 2011, the Compensation Committee engaged Compensia, an independent compensation consultant, periodically to advise on various compensation matters related to both our Named Executive Officers, the Board of Directors, as well as non-Named Executive Officer management compensation matters.

In 2016 and 2017 in connection with the Company’s development of recommended pay levels and structures for our Named Executive Officers, the Compensation Committee instructed Compensia to perform the following activities:

●	Evaluate and develop groups of public companies that would be suitable to use as Peer Groups;
●

Gather competitive market data with respect to the compensation of both directors and executive officers of the Peer Groups and at comparably sized/valued companies in the broader technology and life science markets;

●

Assess elements of our Named Executive Officers’ compensation including base salary, target bonus, target total cash compensation and annual equity grant values relative to the practices at the Peer Groups and in the broader market; and

●

Review and provide input to the Compensation Committee on the Company’s recommended adjustments for cash-based and equity-based compensation for our Directors and Named Executive Officers, including pay levels and pay structures (such as short- and long-term variable compensation components).

Role of our Executives in Setting Compensation

In developing the compensation of the Named Executive Officers, the Compensation Committee meets with members of our management team, including our Chief Executive Officer, Chief Financial Officer, and other management employees as required. The purpose of these meetings is primarily to gather financial data, obtain their input on proposed compensation programs, establish mechanisms for implementing and monitoring incentive and performance targets, and gather other information on practices and packages for our Named Executive Officers, other employees, and directors.

Management may make recommendations to the Compensation Committee on some or all components of compensation. The Compensation Committee considers, but is not bound to, and does not always accept, management’s recommendations with respect to these matters. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our Named Executive Officers and does not delegate any of its compensation functions to others. The Compensation Committee determines the compensation of our Chief Executive Officer, without any recommendation from management.

Competitive Positioning

In developing, reviewing, and approving the annual compensation for our Named Executive Officers, the Compensation Committee, with the assistance of its compensation consultant, develops and maintains the Peer Groups of public companies from which to gather competitive market data. In November 2016 in connection with the development of our 2017 Named Executive Officer compensation levels, the Compensation Committee approved the following set of selection criteria for determining the companies to comprise the compensation Peer Group in 2017 as follows:

(i)	U.S.-based companies with a primary focus on health care equipment and supplies;
(ii)	Annual revenue generally between 0.5 times to 2.0 times of Cutera; and
(iii)	Market capitalization generally between 0.5 times to 2.5 times of Cutera.

This set of selection criteria led the independent compensation consultant to revise the then-existing Peer Group in November 2016 to include the following companies in our Peer Group:

AtriCure	Derma Sciences	SurModics
Atrion Corporation	Entellius Medical Exactech IRIDEX	Syneron Medical Ltd. Tandem Diabetes Care
BIOLASE	LeMaitre Vascular	Vascular Solutions
Cardiovascular Systems	Photomedex	Zeltiq Aesthetics
CryoLife
Cynosure	SeaSpine Holdings

In October 2017, in connection with the development of additional compensation assessments that the Compensation Committee requested related to (a) Director compensation, (b) our Chief Executive Officer’s total equity compensation allocation in 2017, and (c) our 2018 Named Executive Officer compensation levels, the Compensation Committee, after consulting with Compensia, updated the Peer Group again based on the selection criteria referenced above to include the following companies:

Accuray AtriCure	Derma Sciences Endologix	SurModics
Atrion Corporation	Entellius Medical Exactech Glaukos Intersect ENT iRhythm Technologies	Syneron Medical
	LeMaitre Vascular	Vascular Solutions
Cardiovascular Systems	NanoString Technologies Sientra	Zeltiq Aesthetics
CryoLife
Cynosure

Executive Compensation Actions

Effective July 12, 2017, Ronald J. Santilli, our then Executive Vice President and Chief Financial Officer resigned from his role as Chief Financial Officer, and the Company retained Sandra A. Gardiner as its consulting Chief Financial Officer of the Company while the Company conducted a search for a permanent Chief Financial Officer. Ms. Gardiner became the Company’s permanent Executive Vice President and Chief Financial Officer effective December 1, 2017. Included in our Compensation Discussion and Analysis (“CD&A”) below is a discussion relating to our Chief Executive Officer, Mr. Reinstein, our Chief Financial Officers during fiscal year 2017, Mr. Santilli and Ms. Gardiner, and the other two Named Executive Officers - Mr. Laber, Executive Vice President, North American Sales, and Mr. Pardos, Executive Vice President, International Sales (Mr. Pardos served throughout 2017 and resigned from the Company effective February 28, 2018).

In 2017, our Compensation Committee, after consultation with the Committee’s compensation consultant, re-evaluated the compensation of some of our Named Executive Officers and recommended the following modifications to their compensation arrangements, which our Board approved:

1)	Cash Compensation

a)

At Mr. Reinstein’s appointment to the role of Chief Executive Officer effective January 9, 2017, his annual base salary was set at $500,000 and he is not entitled to receive any board compensation during the period of his employment. Mr. Reinstein was also eligible to participate in the Company’s 2017 Management Bonus Program and his target bonus percentage was equal to 70% of his base salary.

b)

Ms. Gardiner joined the Company on a consulting basis while the Company conducted a search for a permanent Chief Financial Officer on July 12, 2017. Ms. Gardiner became the Company’s permanent Executive Vice President and Chief Financial Officer effective December 1, 2017. While serving as a consultant from July 12, 2017 until her appointment as the Executive Vice President, Chief Financial Officer on December 1, 2017, Ms. Gardiner was paid at an hourly rate of $410 per hour and was not eligible for any additional compensation, nor benefits typically provided to employees. Upon her permanent appointment as Chief Financial Officer, Ms. Gardiner’s annual base salary was set at $350,000. Also, beginning with her appointment as the Executive Vice President, Chief Financial Officer on December 1, 2017, Ms. Gardiner was also eligible to participate in the Company’s 2017 Management Bonus Program and her target bonus percentage was equal to 50% of her base salary.

c)

Mr. Santilli’s base salary and target bonus were revised as of Mr. Reinstein’s hiring (January 9, 2017) from his compensation during the period he served dual roles as Interim Chief Executive Officer and Chief Financial Officer (August 15, 2016 through January 8, 2017) of $600,000 and 70%, respectively, to $367,000 and 50% respectively, to reflect the change in his role from the dual role of Interim Chief Executive Officer and Chief Financial Officer, to the role of Chief Financial Officer.

d)

Mr. Laber’s base salary was increased effective July 1, 2016 from $400,000 to $475,000 and his variable commission compensation target bonus was revised as well, to compensate him at varying amounts based on the growth rate of North American revenue as compared to 2016. The increase in base pay was provided to reward Mr. Laber for the 56% rate of revenue growth that the Company achieved in North America in the first half of 2016, compared to 2015.

e)

Mr. Pardos’ base salary remained unchanged at $251,000. Mr. Pardos’ variable commission compensation target bonus was revised as well, to compensate him at varying amounts based on the growth rate of International revenue as compared to 2016.

2)	Equity Grants. Equity grants to our Named Executive Officers by our Board in fiscal year 2017, based on the recommendations of the Compensation Committee, were as follows:

a)

At Mr. Reinstein’s appointment to the role of Chief Executive Officer effective January 9, 2017, he was granted total equity awards with grant date fair value of $682,937. The awards included an annual equity award valued at $501,200, comprised equally of restricted stock units and performance stock units, as well as an initial equity award valued at $181,737 in the form of a stock option award. Additionally, in 2017, after consultation with the Compensation Committee’s compensation consultant, and in an effort to bring Mr. Reinstein’s compensation to a level commensurate with the 50th percentile of the Company’s revised peer group, as well as to recognize the performance of the Company and the increased shareholder value built since Mr. Reinstein became the Chief Executive Officer, the Board awarded Mr. Reinstein a special equity award on December 15, 2017 with a grant date fair value of $4,740,000.

b)

Upon Ms. Gardiner’s appointment to the role of Chief Financial Officer effective December 1, 2017, she was granted equity awards with a grant date fair value of $598,027. Ms. Gardiner was granted an initial equity award with a grant date fair value of $501,520, with approximately 50% of the value comprised of an award of restricted stock units, and approximately 50% of the value comprised of an award to purchase stock options. Ms. Gardiner was also granted an additional equity award of restricted stock units with a grant date fair value of $96,506 in recognition of Ms. Gardiner’s contributions to the achievement of certain performance metrics related to performance stock units granted to other members of the senior management team.

c)

Mr. Santilli was granted a total equity award valued at $501,200 in fiscal year 2017, compared to $784,997 in fiscal year 2016. The fiscal year 2017 award was comprised of an annual equity award with a grant date fair value of $501,200, which represented 63.8% of his fiscal year 2016 grant value, and was comprised equally of restricted stock units and performance stock units.

d)	Mr. Laber was granted equity awards with a grant date fair value of $486,500 in fiscal year 2017, compared to $293,458 in fiscal year 2016. The fiscal year 2017 awards included an annual equity award with a grant date fair value of $358,000, comprised equally of restricted stock units and performance stock units, as well as a mid-year equity award with a grant date fair value of $128,500 in the form of restricted stock units. The grant date fair value of equity awarded to Mr. Laber in 2017 represented 166% of his fiscal year 2016 grant value.
e)	Mr. Pardos was granted equity awards with a grant date fair value of $250,600 in fiscal year 2017, compared to $486,500 in fiscal year 2016. The fiscal year 2017 awards included an annual equity award with a grant date fair value of $250,600, comprised equally of restricted stock units and performance stock units. The grant date fair value of equity awarded to Mr. Pardos in 2017 represented 52% of his fiscal year 2016 grant value.

2)	Established the Performance Goals for the PSUs granted. The goals established are detailed below in the section titled "Equity Incentive Compensation."

The Compensation Committee concluded that the changes to the compensation of our Named Executive Officers strengthened the alignment of their interests with those of our stockholders, were sufficient to maintain competitiveness with the executives in comparable positions at the companies in our Peer Group, promoted retention and achieved the motivation and continuity desired. Further, the Compensation Committee also took into consideration the fact that, consistent with our compensation objectives, the equity awards granted increased our Named Executive Officers’ stake in the Company, thereby reinforcing their incentive to manage our business as owners and subject a significant portion of their total compensation to fluctuations in the market price of our common stock in alignment with stockholder interests.

Compensation Components

Our Named Executive Officers are compensated with cash, equity and non-equity incentives, and other customary employee benefits.

Cash Compensation

Cash compensation consists of:

●	Base salary;
●	Participation in a discretionary Management Bonus Program for non-sales employees (“Management Bonus Program”);
●	Sales Commission Plan that pays for year-over-year revenue growth;
●	Participation in a profit-sharing plan(1) for non-sales employees; and
●

An auto allowance to sales employees to compensate them for using their personal automobiles for business purposes and a housing allowance for Mr. Pardos given that he resides in a foreign country away from his home.

(1)	Beginning in 2018, employees that participate in the Company’s Management Bonus Program are not eligible to participate in the Company profit-sharing plan.

Our cash compensation goals for our Named Executive Officers are based upon a myriad of principles, including:

●	Total cash compensation should generally be set at or above the 50th percentile of the Peer Group;
●	Base salary should reflect the individual’s experience, performance and potential;
●	A significant portion of cash compensation should be contingent on the achievement of key targets and be “at risk;”
●

The amount of bonuses payable to non-sales employees should be based on corporate performance measures established by the Compensation Committee that align the bonus payment with the achievement of specified annual operating goals intended to enhance long-term stockholder value; and

●

The amount of sales commissions payable for any quarter to sales employees should be based on the degree of achievement of revenue growth targets compared with the prior year, and other relevant criteria.

Base Salary and Total Target Cash Compensation

Total target cash compensation for our Named Executive Officers in 2017 included their annual base salary, annual target bonus/sales commission opportunity (described below) and annual profit-sharing payments.

a)

Upon his appointment as Chief Executive Officer effective January 9,2017, Mr. Reinstein’s base salary and target bonus participation rate for his role as Chief Executive Officer was set at $500,000 and 70%, respectively for 2017. In addition, Mr. Reinstein earned $17,687 in profit sharing in fiscal year 2017.

b)

Ms. Gardiner joined the Company on a consulting basis while the Company conducted a search for a permanent Chief Financial Officer on July 12, 2017. Ms. Gardiner became the Company’s permanent Executive Vice President and Chief Financial Officer effective December 1, 2017. While serving as a consultant from July 12, 2017 until her appointment as the Executive Vice President, Chief Financial Officer on December 1, 2017, Ms. Gardiner was paid at an hourly rate of $410 per hour. Upon her permanent appointment as Chief Financial Officer, Ms. Gardiner’s annual base salary was set at $350,000. Ms. Gardiner was also eligible to participate in the Company’s 2017 Management Bonus Program. Ms. Gardiner’s target bonus percentage was equal to 50% of her base salary. Ms. Gardiner was not eligible to participate in Company profit sharing in fiscal year 2017 because she was not employed for an entire quarter in 2017.

c)

As of Mr. Reinstein’s hiring effective January 9, 2017, Mr. Santilli’s base salary and target bonus were revised to $367,000 and 50% respectively, to reflect the change in his role from the dual role of Interim Chief Executive Officer and Chief Financial Officer, to the role of Chief Financial Officer. For the period of August 15, 2016 through December 31, 2016, Mr. Santilli’s base salary and his target bonus participation rate were increased to $600,000 and 70%, respectively, which reflected his dual role as Interim Chief Executive Officer and Chief Financial Officer. In addition, Mr. Santilli earned $6,620 in profit sharing in fiscal year 2017.

d)

Mr. Laber’s base salary was increased effective July 1, 2016 from $400,000 to $475,000 and his variable commission compensation target bonus was revised based on the revenue growth rate in North America as compared to the prior year. The actual sales commission earned by Mr. Laber for fiscal year 2016, based on the revenue growth that the Company succeeded in achieving in his territory, was $561,808. In addition, Mr. Laber was paid $16,289 for an auto allowance and his 401(k) employer matched contribution. Sales employees are not eligible to participate in the Company’s profit sharing program.

e)

Mr. Pardos’ base salary remained unchanged at the equivalent of $251,000 and his variable target commission compensation payments was based on the revenue growth rate in International as compared to the prior year. The actual sales commission earned by Mr. Pardos for fiscal year 2016, based on the revenue growth that he succeeded in achieving for his territory, was $211,604. In addition, Mr. Pardos was paid $72,023 for an auto and housing allowance. Sales employees are not eligible to participate in the Company’s profit sharing program.

Discretionary Management Bonus Program

In addition to base salary, we provided Mr. Reinstein, Ms. Gardiner, and Mr. Santilli a cash bonus under our Management Bonus Program in 2017. The cash bonuses payable were determined quarterly based on the Company’s performance for the then-preceding quarter. Payments under the Management Bonus Program are made quarterly and are at the discretion of our Compensation Committee.

Our Executive Vice President of North America Sales and our Executive Vice President, International Sales do not participate in the Management Bonus Program, nor the Profit Sharing Program, but are entitled to earn commissions and bonuses based on a variable commission plan that is historically based on our sales and sales growth.

Target Bonus Opportunities

For 2017, the target cash bonuses were designed to reward our Named Executive Officers based on the Company’s overall financial performance and were established after the Compensation Committee consulted with the compensation consultant. As in prior years, the Compensation Committee determined that the target cash bonus for the non-sales Named Executive Officer should be determined as a percentage of their base salary. The target bonus opportunity is reviewed annually by the Compensation Committee and is based on several factors, including the scope of the Named Executive Officers’ performance, contributions, responsibilities, experience, prior years’ target cash bonus and market conditions.

In 2017, the Compensation Committee established the target bonus opportunity for Mr. Reinstein and Ms. Gardiner at 70% and 50% respectively, and maintained the target bonus opportunity for Mr. Santilli at 50% of his base salary until his separation from the Company effective October 13, 2017.

Corporate Performance Measures

For 2017, based on recommendations from the Compensation Committee, the Board maintained for 2017 the corporate performance measures for determining the bonuses payable to the non-sales Named Executive Officers as follows:

1)	Revenue achievement against the budgeted amount;	35%
2)	Operating profit against the budgeted amount (on a GAAP basis, minus one-time, non-recurring expenses and benefits); and	35%
3)	New product revenue (enlighten®III) against a specified targeted amount.	30%

The Board believed that these corporate performance measures continue to align the bonus payment with the achievement of the Company’s annual operating goals and enhancing long-term stockholder value creation. Operating Profits was measured on a GAAP basis (minus any one-time, non-recurring expenses and benefits) and compared against the Board-approved budgeted amount. Additionally, the Compensation Committee decided that performance related to a specific product launch (enlighten®III) would further align non-sales executive bonuses with corporate objectives given the breadth of corporate functions required to successfully launch a new or enhanced product.

The Compensation Committee weighted each performance measure as set forth above, such that the given percentage of the bonus was “at risk” based on the level of achievement of the specific performance measure. Performance achievement of each of the specific performance measures was based on a sliding scale with the potential for “over-achievement” capped at 200% as set forth in the tables below:

Total Revenue and Operating Profit Goals		enlighten® III Revenue Goal
Achievement Vs Budget	Bonus Rate Payable	Achievement Vs Budget	Bonus Rate Payable
Below 90%:	0%	Below 90%:	0%
= / > 90% to 100%:	70% to 100% Slope	= / > 90% to 100%:	70% to 100% Slope
=100%:	100%	=100%:	100%
>100% to 110%	100% to 125% Slope	>100% to 125%	100% to 125% Slope
>110% to 125%	125% to 150% Slope	>125% to 150%	125% to 150% Slope
>125% to 140%	150% to 200% Slope	>150% to 200%	150% to 200% Slope
>140%:	Capped at 200%	>200%:	Capped at 200%

Each fiscal quarter, we evaluated the Company’s performance against these performance measures and applied the appropriate scale based on quarterly achievement. Because we paid our bonuses on a quarterly basis against an annual performance measure, quarterly bonuses were paid on an estimated basis with a “true up” as to actual at the end of 2017.

For fiscal year 2017, the cash bonus opportunity, and the amount actually earned by non-sales Named Executive Officers, was as follows:

Non-Sales Named Executive Officers	Annual Cash Bonus Opportunity(1)	Annual Cash Bonus Paid for 2017

Mr. Reinstein	$350,000	$350,189
Ms. Gardiner	$14,583	$14,902
Mr. Santilli	$152,917	$137,312

___________________

(1)

The Annual Cash Bonus Target and the Annual Cash Bonus Paid for each of the quarters in 2017 was based on the corporate performance measures and the target bonus percentage that each was entitled to, per the Management Bonus Program as applicable for each of the quarters.

Profit-Sharing Program

We have a profit sharing program for our Named Executive Officers and other non-sales employees pursuant to which quarterly cash payments are made. Target profit-sharing payments are calculated based upon half of the quarterly pre-tax Adjusted Operating Profit percentage (pre-tax Adjusted Operating Profit divided by revenue) multiplied by the Named Executive Officers’ gross salary earned during that quarter.

In 2017, Mr. Reinstein earned $17,687 in profit sharing payments; Mr. Santilli earned $6,620 in profit sharing payments. Ms. Gardiner was not eligible to participate in Company profit sharing in fiscal year 2017 because she was not employed for an entire quarter in 2017.

Beginning in 2018, employees that participate in the Company’s Management Bonus Program are not eligible to participate in the Company profit-sharing plan.

Sales Commission Plan

In 2017, the Compensation Committee reviewed the sales commission plans for Named Executive Officers Mr. Laber and Mr. Pardos. They determined that year-over-year revenue growth continues to be a very critical factor for the future success of the Company, and that the compensation of the sales executives should reflect their performance as individuals in driving and achieving revenue growth for the Company. Further, the Compensation Committee determined that establishing rates that would incentivize our sales executives to grow revenue is in the best interest of the Company and ultimately of our stockholders as revenue growth has a demonstrated correlation to improved stock performance.

Sales commissions payable for any quarter are based on the degree of achievement of revenue growth, compared with the prior year. For 2017, the Compensation Committee established Mr. Laber’s and Mr. Pardos’ sales commission based on the Company’s revenue growth rate year-over-year. The commission payable to each of Mr. Laber and Mr. Pardos, was varied and dependent on tiers of revenue growth compared to the prior year, as set forth in the matrix below:

Mr. Laber		Mr. Pardos

2017 & 2018 Commission Matrix		2017 & 2018 Commission Matrix
Growth %	Payout amount	Growth %	Payout amount
0%	$100,000	0%	$100,000
10%	$200,000	10%	$200,000
20%	$350,000	20%	$300,000
30%	$475,000	30%	$400,000
40%	$600,000	40%	$500,000
50%	$725,000	50%	$600,000
60%	$850,000	60%	$700,000
70%	$975,000	70%	$800,000

For fiscal year 2017, the cash commission actually earned by Mr. Pardos and Mr. Laber was as follows:

Sales Named Executive Officers	Annual Cash Commission Paid for 2017

Mr. Laber	$767,389
Mr. Pardos	$199,847

Long-Term Incentive Program

We believe that equity-based compensation promotes and encourages long-term successful performance by our Named Executive Officers that is aligned with the organization’s goals and the generation of stockholder value. Our equity compensation goals for our Named Executive Officers are based upon the following principles:

●	Stockholder and Named Executive Officer interests should be aligned;
●	Key and high-performing employees, who have a demonstrable impact on our performance or stockholder value, should be compensated in this manner;
●	The program should be structured to provide meaningful retention incentives to participants;
●	The equity awards should reflect each individual’s experience, performance, potential and be comparable to the Peer Group awards for the respective position; and
●	Actual awards should be tailored to reflect individual performance and attraction/retention objectives.

Equity Incentive Compensation

Under our Amended and Restated 2004 Equity Incentive Plan, we are permitted to grant stock options, stock appreciation rights, restricted shares, restricted stock units (RSUs), performance stock awards (PSUs), and other stock or cash-based awards as determined by the Board. Under the Amended and Restated 2004 Equity Incentive Plan, we grant options to our executive officers, directors and employees to purchase shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. The grant date for stock options to our employees, Named Executive Officers and directors is typically the date that the Board meets and approves the grant or an approval is sought via a unanimous written consent. Prior to fiscal year 2017, we granted annual merit and performance-based grants, on or around June 1st of each year. However, with effect from 2016, we began granting annual equity awards to Named Executive Officers and certain members of management in January of each year, with a vest date of January 1. Our non-employee directors are granted RSUs annually on the date of our Annual Meeting of Stockholders that vest on the one-year anniversary of the grant date. Aside from our annual equity awards practices, in 2017 the Compensation Committee of the Board implemented a practice whereby equity awards to employees would be awarded once each quarter (the 15th day of March, June, September, and December) with the grant date fair value to be calculated as of the date of the award.

Our Compensation Committee awarded the following equity awards to our Named Executive Officers in fiscal year 2017:

Names	Grant Date	Stock Option Awards: Number of Securities Underlying Options		Number of Restricted Stock Unit Awards -Shares		Number of Performance Share Unit Awards for Target Performance – Shares(6)	Base Price of RSU & PSU Awards; Exercise Price of Option Awards	Grant Date Fair Value of All Equity Award
Mr. Reinstein	01/09/2017			14,000	(3)	14,000	$17.90	$501,200
	01/09/2017	30,000	(1)				$17.90	$181,737
	12/15/2017			100,000	(4)		$47.40	$4,740,000
								$5,422,937

Ms. Gardiner	12/15/2017			7,157	(5)	--	$47.40	$339,242
	12/15/2017	16,005	(2)				$47.40	$258,785
								$598,027

Mr. Laber	01/09/2017			10,000	(3)	10,000	$17.90	$358,000
	08/03/2017			5,000			$25.70	$128,500
								$486,500

Mr. Pardos	01/09/2017			7,000	(3)	7,000	$17.90	$250,600

Mr. Santilli(7)	01/09/2017			14,000	(3)(7)	--	$17.90	$250,600

(1)	One-fourth of the award vests on the first anniversary of January 9, 2017 (the date Mr. Reinstein assumed his role with the Company), and 1/48th of the shares in the award vest each month thereafter.
(2)	One-fourth of the award vests on the first anniversary of December 1, 2017 (the date Ms. Gardiner assumed her role with the Company), and 1/48th of the shares in the award vest each month thereafter.
(3)	One-third of the shares underlying this award vest on the first, second and third anniversary of the vesting commencement date of January 1, 2017.
(4)	The shares underlying this award vest as follows: 15%, 15%, 25%, and 45% of the shares vest on the first, second, third and fourth anniversary of the vesting commencement date of December 15, 2017, respectively.
(5)	This share total is comprised of two separate awards. With respect to the first award, 5,121 shares, one-fourth of the award vests on each of the first four anniversaries of December 1, 2017 (the date Ms. Gardiner assumed her role with the Company). The second award, 2,036 shares, vests on December 15, 2018.
(6)	The PSU awards reflect the number of shares of stock that actually vested on January 1, 2018, based on the achievement of each of the performance targets discussed below. The actual number of shares that vested on January 1, 2018, represents 100% of the awarded shares due to achievement of all performance targets.
(7)	Ronald J. Santilli resigned from his position as Chief Financial effective as of July 12, 2017. Due to his role as the Chief Financial Officer during the 2017 year, he is required to be identified as a named executive officer for the 2017 year. None of the shares in the table awarded to Mr. Santilli vested because he was no longer employed at the vesting date. All of the shares awarded to Mr. Santilli in 2017 have been returned to the Amended and Restated 2004 Equity Incentive Plan.

Performance Stock Unit Awards:

In January 2017, our Board, upon the recommendation of our Compensation Committee, granted Performance Stock Unit (PSU) awards to our Named Executive Officers and other members of management, and established the performance metrics. The number of PSUs awarded to the Named Executive Officers resulted in a varying number of shares of common stock that vested on January 1, 2018 based on the achievement of the specified, binary performance metrics set forth below, and subject to the recipient continuing to provide service to the Company through the vesting date. The PSU awards represent the aggregate number of shares that could have been earned from achievement of the performance metrics approved by the Board.

Performance Metric	Weighting of Goal
(1) Commencement of commercial shipments of the next generation truSculpt® product; and	50%
(2) Commencement of commercial shipments of a new consumable product feature on the next generation truSculpt® product.	50%

The following table sets forth the number of shares of common stock that actually vested for our Named Executive Officers on January 1, 2018, based on the achievement of the two performance criteria:

Number of Shares of Common Stock that Vested on January 1, 2018

Name	If Minimum Thresholds are Not Met	At 100% of Target Performance
Mr. Reinstein	—	14,000
Mr. Laber	—	10,000
Mr. Pardos	—	7,000
Mr. Santilli	__	14,000	(1)

(1)

Ronald J. Santilli resigned from his position as Chief Financial effective as of July 12, 2017. Due to his role as the Chief Financial Officer during the 2017 year, he is required to be identified as a named executive officer for the 2017 year. None of the shares in the table awarded to Mr. Santilli vested because he was no longer employed as of the vesting date. All of the shares awarded to Mr. Santilli in 2017 have been returned to the Amended and Restated 2004 Equity Incentive Plan.

Benefits

We provide the following benefits to our Named Executive Officers generally on the same basis as the benefits provided to all employees. These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees:

●	Health, dental and vision insurance;
●	Life insurance;
●	Short-term and long-term disability insurance;
●	401(k) plan with 25% employer matching contributions, capped at 6% of total employee eligible contributions;
●	ESPP participation eligibility (see below); and
●	Flexible Spending Accounts.

Employee Stock Purchase Plan

We maintain a 2004 Employee Stock Purchase Plan that provides eligible employees with the opportunity to purchase shares of our common stock at a 15% discounted price to the lower of the fair market value at either the beginning or the end of the applicable offering period.

Post-Employment Compensation

Except for COC Agreements, we do not have employment agreements with any of our Named Executive Officers. We have Change of Control and Severance Agreements with each of our Named Executive Officers. The purpose of these agreements is to provide incentives to our Named Executive Officers to continue their employment with the Company and not be distracted by the possibility of loss of employment as a result of an acquisition of the Company or for other reasons. For a summary of the material terms and conditions of these COC Agreements, see Potential Payments Upon Termination or Change in Control below.

Internal Revenue Code Section 162(m) and Limitations on Executive Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer, chief financial officer, and each of the three other most highly-compensated executive officers in any taxable year. However, remuneration in excess of $1 million may generally be deducted if it is qualified performance based compensation within the meaning of Section 162(m) of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more of our executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Stock options granted under the Amended and Restated 2004 Equity Incentive Plan are not subject to the deduction limitation; however, to preserve our ability to deduct the compensation income associated with stock options granted to such executive officers pursuant to Section 162(m) of the Internal Revenue Code, our 2004 Amended and Restated Equity Incentive Plan provides that no person may be granted option(s) to purchase more than 500,000 shares of Cutera common stock in any one fiscal year. However, in the fiscal year in which the person is hired, a person may be granted an option to purchase up to 1,000,000 shares of Cutera common stock. In the future, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Securities Authorized for Issuance Under Equity Compensation Plans

Our stockholders have approved each of our equity compensation plans, which are as follows:

-	Amended and Restated 2004 Equity Incentive Plan; and
-	2004 Employee Stock Purchase Plan (“ESPP”).

The following table provides information regarding the shares of Cutera common stock that may be issued upon the exercise of stock options, RSUs, PSUs, and the projected ESPP contributions under our equity compensation plans as of December 31, 2017.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	872,523	$9.53	(1)	2,153,845
Equity compensation plan not approved by security holders	—	—		—
Total	872,523	$9.53	(1)	2,153,845

(1)	The weighted average exercise price does not take into account outstanding RSUs or PSUs, which have no exercise price.

Other Compensation Practices and Policies

Stock Ownership Guidelines

To enhance our overall corporate governance practices and executive compensation program, our Board adopted stock ownership guidelines for our executive officers, which the Compensation Committee intends to review annually. These guidelines are designed to align our executive officers’ interests with our stockholders’ long-term interests by promoting long-term ownership of our common stock, which our Board believes reduces the incentive for excessive short-term risk taking. These guidelines provide that, within five years of the later of the adoption of the guidelines (July 28, 2017) or his or her first date of employment, our Chief Executive Officer and our other Named Executive Officers must hold shares of our common stock having a value not less than three times and one time respectively of their annual salary.

As of the Record Date, the current Named Executive Officers’ holdings and targeted guidelines were as follows:

Named Executive Officer	Stock Ownership as of April 23, 2018	Minimum Stock Ownership Required(1)
Mr. Reinstein	26,194	33,045(2)
Ms. Gardiner	—	6,704(3)
Mr. Laber	36,844	9,099

(1)	Based on the closing stock price of $52.20 on April 23, 2018.
(2)	Minimum stock ownership required by January 2022
(3)	Minimum stock ownership required by December 2022

Insider Trading Compliance Program

According to our Insider Trading Compliance Program, no employee of the Company, including, but not limited to, our executive officers and directors, may invest in derivatives of the Company’s securities. This prohibition includes, but is not limited to, trading in put or call options related to securities of the Company.

2017 Summary Compensation Table

The following table sets forth summary compensation information for the fiscal years ended December 31, 2017, 2016 and 2015 for our Named Executive Officers.

Name and Principal Position	Salary	Bonus(1)	Option Awards(2)	Stock Awards(2)	All Other Compensation		Total

James A. Reinstein, President and Chief Executive Officer
2017	$489,583	$350,189	$181,737	$5,241,200	$2,019	(3)	$6,264,728

Sandra A. Gardiner, Executive Vice President & Chief Financial Officer
2017	$29,167	$14,902	$258,785	$339,242	$—		$642,095

Larry E. Laber, Executive Vice President Sales, North America
2017	$475,000	$767,389	$—	$486,500	$14,775	(4)	$1,743,664
2016	437,500	561,808	16,458	277,000	16,289	(4)	1,309,055
2015	400,000	444,632	—	206,940	173,034	(4)	1,224,606

Miguel A. Pardos, Executive Vice President International
2017	$249,503	$199,847	$—	$250,600	$71,857	(5)	$771,807
2016	251,394	211,604	16,458	277,000	72,023	(5)	828,479
2015	251,550	281,337	—	60,280	72,446	(5)	665,613

Ronald J. Santilli, Executive Vice President and Chief Financial Officer (7)
2017	$257,178	$137,312	$—	$501,200	$17,857	(6)	$913,548
2016	455,258	587,353	—	784,997	16,110	(6)	1,843,718
2015	358,229	308,824	—	295,372	11,894	(6)	974,319

(1)

The amounts reported in this column represent the bonus earned for each of the years covered in the table in accordance with our discretionary Management Bonus Program (see section above describing our discretionary Management Bonus Program) for our non-sales Named Executive Officers, and sales commissions and bonuses for Mr. Laber and Mr. Pardos.

(2)

The amounts reported in this column represent the aggregate grant date fair value of stock option awards granted during each of the fiscal years 2017, 2016 and 2015 calculated in accordance with ASC Topic 718. See Note 6 of the Consolidated Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 26, 2018 for a discussion of the valuation assumptions for stock-based compensation.

(3)	Amounts represent vested 401(k) employer-match contributions in Mr. Reinstein’s first year of employment.
(4)

Amounts represent an auto allowance, 401(k) employer-match contributions and a non-cash benefit associated with a Company sponsored, non-business event for achieving sales targets in accordance with our sales commission incentive plan.

(5)	Amounts represent the combined value of a housing allowance and an auto allowance.
(6)

Amounts represent 401(k) employer-match contributions and a non-cash benefit associated with a Company sponsored, non-business event for achieving sales targets in accordance with our sales commission incentive plan.

(7)

Mr. Santilli resigned as an officer of the Company effective July 12, 2017, and his employment with the Company terminated effective October 13, 2017, but 2017 amounts are reflective of all compensation he earned and/or received during the 2017 year.

2017 Grants of Plan-Based Awards Table

The following table lists grants of plan-based RSU and PSU awards made to our Named Executive Officers during the fiscal year ended December 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of		All Other Option Awards: Number of Securities	Base Price	Grant Date Fair Value
Name	Grant Date	Threshold	Target	Maximum	Stock or Units		Underlying Options	of Awards(1)	of Awards(1)
Mr. Reinstein	01/09/2017	—	—	—	—		30,000	$17.90	$181,737
	01/09/2017	—	—	—	28,000		—	$17.90	$501,200
	12/15/2017	—	—	—	100,000		—	$47.40	$4,740,000

Ms. Gardiner	12/15/2017	—	—	—	—		16,005	$47.40	$258,785
	12/15/2017	—	—	—	7,157		—	$47.40	$339,242

Mr. Laber	01/09/2017	—	—	—	20,000		—	$17.90	$358,000
	08/03/2017	—	—	—	5,000		—	$25.70	$128,500
Mr. Pardos	01/09/2017	—	—	—	14,000		—	$17.90	$250,600
Mr. Santilli	01/09/2017	—	—	—	28,000	(2)	—	$17.90	$501,200

(1)

The amounts reported in this column reflect the grant date fair value of equity awards calculated in accordance with ASC Topic 718. See Note 6 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 26, 2018 for a discussion of the valuation assumptions for our stock-based compensation.

(2)

Ronald J. Santilli resigned from his position as Chief Financial effective as of July 12, 2017. Due to his role as the Chief Financial Officer during the 2017 year, he is required to be identified as a named executive officer for the 2017 year. None of the shares reflected in this table awarded to Mr. Santilli vested because he was no longer employed as of the vesting date. All of the shares awarded to Mr. Santilli in 2017 have been returned to the Amended and Restated 2004 Equity Incentive Plan.

2017 Outstanding Equity Awards at Fiscal Year-End Table

The following table lists the outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested	Date Awards Will be Fully Vested
Mr. Reinstein	—	30,000	(1)	$17.90	1/9/2024
						14,000	(2)	$634,900	1/1/2018
						14,000	(3)	634,900	1/1/2020
						100,000	(4)	4,535,000	12/15/2021

Ms. Gardiner	—	16,005	(5)	47.40	12/15/2024
						2,036	(6)	92,333	12/15/2018
						5,121	(7)	232,237	12/1/2021

Mr. Laber	10,375	5,625	(8)	10.03	10/24/2021
	1,563	3,437	(9)	10.80	9/9/2023
						10,000	(2)	453,500	1/1/2018
						10,000	(10)	453,500	9/11/2018
						625	(11)	28,344	12/31/2018
						7,800	(12)	353,730	6/1/2019
						9,000	(18)	408,150	1/1/2020
						3,750	(13)	170,063	10/28/2020
						10,000	(14)	453,500	1/1/2021
						5,000	(15)	226,750	8/3/2021

Mr. Pardos (19)	14,792	10,208	(16)	9.97	7/25/2021
						7,000	(2)	317,450	1/1/2018
						1,000	(17)	45,350	7/11/2018
						2,000	(12)	90,700	6/1/2019
						7,500	(3)	340,125	1/1/2020
						3,750	(13)	170,063	10/28/2020
						7,000	(14)	317,450	1/1/2021

Mr. Santilli(20)	—	—		—	—	—		—	—

(1)

One-fourth of the shares underlying each of these stock options vest on the first anniversary of the vesting commencement date of January 9, 2017 and 1/48th of the underlying shares vest each month thereafter.

(2)

These PSU awards reflect the number of shares of stock that actually vested on January 1, 2018, based on the achievement of each of the performance targets discussed above. The actual number of shares that vested on January 1, 2018, represents 100% of the awarded shares due to achievement of all performance targets.

(3)	One-third of the shares underlying each of these stock options vest on the first, second, and third anniversary of the vesting commencement date of January 1, 2016, respectively.
(4)	15%, 15%, 25% and 45% of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of December 15, 2017, respectively.
(5)

One-fourth of the shares underlying each of these stock options vest on the first anniversary of the vesting commencement date December 1, 2017 and 1/48th of the underlying shares vest each month thereafter.

(6)	100% of the shares underlying this award vest on the one year anniversary of the vesting commencement date of December 15, 2017.
(7)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of December 1, 2017.
(8)

One-fourth of the shares underlying each of these stock options vest on the first anniversary of the vesting commencement date of October 24, 2014 and 1/48th of the underlying shares vest each month thereafter.

(9)

One-fourth of the shares underlying each of these stock options vest on the first anniversary of the vesting commencement date of September 9, 2016 and 1/48th of the underlying shares vest each month thereafter.

(10)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of September 11, 2014.
(11)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of December 31, 2014.
(12)	One-fourth of the shares underlying this award vest on the first, second and third anniversary of the vesting commencement date of June 1, 2015.
(13)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of October 28, 2016.
(14)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of January 1, 2017.

(15)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of August 3, 2017.
(16)

One-fourth of the shares underlying each of these stock options vest on the first anniversary of the vesting commencement date of October 24, 2014 and 1/48th of the underlying shares vest each month thereafter.

(17)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of July 11, 2014.
(18)	10%, 20%, 30% and 40% of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of January 1, 2016, respectively.
(19)	Mr. Pardos resigned from the Company effective February 28, 2018 and all unvested shares at that time were returned to the Company’s Amended and Restated 2004 Equity Incentive Plan.
(20)

Ronald J. Santilli resigned from his position as Chief Financial effective as of July 12, 2017. Due to his role as the Chief Financial Officer during the 2017 year, he is required to be identified as a named executive officer for the 2017 year. Because he was no longer employed on December 31, 2017, Mr. Santilli did not have any outstanding equity awards at our fiscal year-end. All unvested shares awarded to Mr. Santilli as of Mr. Santilli’s employment termination date (October 13, 2017) have been returned to the Amended and Restated 2004 Equity Incentive Plan.

2017 Options Exercised and Stock Vested Table

The following table lists the stock options exercised by, and stock awards vested to, our Named Executive Officers in the fiscal year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized Upon Vesting(1)
Mr. Reinstein	—	—	—	—
Ms. Gardiner	—	—	—	—
Mr. Laber	14,000	$140,406	22,011	$686,150
Mr. Pardos	45,000	$448,605	12,336	$276,759
Mr. Santilli	91,395	$745,306	45,010	$954,972

(1)	The amounts reported in this column represent the fair market value of the shares of our common stock on the vesting date of each Named Executive Officer’s outstanding RSU awards.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our executive officers, including our Named Executive Officers, during 2017.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our executive officers, including our Named Executive Officers, during 2017.

Employment Agreements

Other than Change of Control and Severance Agreements discussed herein, we do not have employment agreements with any of our Named Executive Officers.

Potential Payments Upon Termination or Change in Control

Single Trigger:

After consulting with Compensia, the Compensation Committee recommended that we enter into revised Change of Control (“COC”) Agreements with each of our Named Executive Officers. These revised agreements provide that if a Named Executive Officer’s employment with the Company is terminated by the Company without “cause” (as defined in the applicable COC Agreement) or by the Named Executive Officer for “good reason” (as defined in the agreement) not in connection with a COC (either prior to three months before or after 12 months following a COC, as defined in the agreement) of the Company (commonly referred to as “single trigger”), the Named Executive Officer will receive, subject to signing a release of claims in favor of the Company, the following severance payment:

Named Executive Officer	Lump Sum Severance Payments
Mr. Reinstein	100% of base salary; 100% of actual bonus paid in the prior fiscal year; and 12 months of COBRA reimbursement
Ms. Gardiner	100% of base salary; 100% of actual bonus paid in the prior fiscal year; and 12 months of COBRA reimbursement
Mr. Laber	100% of base salary; 100% of actual bonus paid in the prior fiscal year; and 12 months of COBRA reimbursement
Mr. Santilli[1]	N/A
Mr. Pardos[2]	N/A

Double Trigger

These agreements also provide that if a Named Executive Officer’s employment with the Company is terminated by the Company without “cause” or by the Named Executive Officer for “good reason” and such termination occurs within the period beginning three months before, and ending 12 months following, a COC of the Company and in connection with a COC (commonly referred to as “double trigger”), the Named Executive Officer will receive, subject to signing a release of claims in favor of the Company:

(I)	A severance payment based on the annual base salary as in effect immediately prior to such termination or, if greater, at the level in effect immediately prior to the COC, as follows:

Named Executive Officer	Lump Sum Severance Payments
Mr. Reinstein	100% of base salary; 100% of actual bonus paid in the prior fiscal year; and 12 months of COBRA reimbursement
Ms. Gardiner	100% of base salary; 100% of actual bonus paid in the prior fiscal year; and 12 months of COBRA reimbursement
Mr. Laber	100% of base salary; 100% of actual bonus paid in the prior fiscal year; and 12 months of COBRA reimbursement
Mr. Santilli(5)	N/A
Mr. Pardos(6)	N/A
and

(II)

Automatic vesting in full of all outstanding and unvested equity awards that solely vest on a time basis held by each Named Executive Officer as of the date of the COC. If, however, such equity awards are to vest and/or the amount of the awards to vest is to be determined based on the achievement of performance criteria (e.g. PSU), then the equity awards are cancelled.

The COC Agreements are for an initial term of three years, and will extend for an additional year unless the Company or the applicable Named Executive Officer provides written notice at least 60 days prior to the third anniversary of the COC Agreement. The COC Agreements of our Named Executive Officers expire as follows:

Named Executive Officer	COC Expiration Date
Mr. Reinstein	January 9, 2020
Ms. Gardiner	December 1, 2020
Mr. Laber	September 8,2018
Mr. Pardos	N/A (resigned)
Mr. Santilli	N/A (resigned)

For purposes of these agreements, “cause” means a Named Executive Officer’s termination of employment only upon:

(i)

His or her willful failure to substantially perform his or her duties (subject to notice and a reasonable period to cure), other than a failure resulting from his or her complete or partial incapacity due to physical or mental illness or impairment;

(ii)	His or her willful act which constitutes gross misconduct and which is injurious to the Company;
(iii)	His or her willful breach of a material provision of the agreement (subject to notice and reasonable period to cure); or
(iv)	His or her knowing, material and willful violation of a federal or state law or regulation applicable to the business of the Company.

1 Mr. Santilli resigned his employment with the Company effective October 13, 2017 at which time his Change of Control and Severance Agreement terminated.

2 Mr. Pardos resigned his employment with the Company effective February 28, 2018 at which time his Change of Control and Severance Agreement terminated.

For purposes of these agreements, “good reason” means a Named Executive Officer’s termination of employment within 90 days following the expiration of any cure period following the occurrence of one or more of the following, without his consent:

(i)	a material reduction in his or her authority, duties, or responsibilities relative to duties, position or responsibilities in effect immediately prior to such reduction;
(ii)	a material reduction in his or her cash compensation as in effect immediately prior to such reduction; or
(iii)

a material change in the geographic location at which he or she must perform services (in other words, the relocation of the Named Executive Officer to a facility that is more than 50 miles from his or her then-current location).

The following table lists our Named Executive Officers and the estimated payments and benefits that each of them would have received had their employment with the Company been terminated without “cause” or had they resigned for “good reason” on April 23, 2018 not in connection with a change of control of the Company.

Name	Estimated Total Value of Cash Payment	Estimated Total Value of Health Coverage Continuation
Mr. Reinstein	$850,189	$31,393
Ms. Gardiner	$350,000	$9,780
Mr. Laber	$1,242,389	$31,558
Mr. Pardos (resigned effective February 28, 2018)	$--	$--
Mr. Santilli (resigned effective October 13, 2017)	$--	$--

The following table lists our Named Executive Officers and the estimated payments and benefits that each of them would have received had their employment with the Company been terminated without “cause” or had they resigned for “good reason” in connection with a change of control of the Company on April 23, 2018.

Name	Estimated Total Value of Cash Payment	Estimated Total Value of Health Coverage Continuation	Value of Accelerated Equity(1)
Mr. Reinstein	$850,189	$31,393	$6,958,440
Ms. Gardiner	$350,000	$9,780	$735,901
Mr. Laber	$1,242,389	$31,558	$2,688,013
Mr. Pardos (resigned effective February 28, 2018)	$--	$--	$--
Mr. Santilli (resigned effective October 13, 2017)	$--	$--	$--

(1)

We estimated the value of acceleration of the outstanding and unvested stock option and RSU awards (assuming paid at 100% of target) held by each of our Named Executive Officers based on a market price of $52.20 per share for Cutera common stock at close of the market on April 23, 2018. Awards that vest based on the achievement of performance criteria (e.g. PSUs) are cancelled.

Severance payments upon termination or change in control would be payable to the recipient only if the Named Executive Officer signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company) and provided that such release of claims becomes effective no later than sixty (60) days following the termination date. In addition, the Named Executive Officer would need to have complied and agreed to comply with the terms of any confidential information agreement executed by Named Executive Officer in favor of the Company and the provisions of the severance agreements.

Chief Executive Officer Pay Ratio Disclosure

Pursuant to Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934, as amended, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Mr. James A. Reinstein: For 2017, our Chief Executive Officer had total compensation of $6,264,728, as reflected in the Summary Compensation Table at page 42 of this proxy statement. We determined that our median employee’s annual total compensation was $99,901 for 2017. As a result, our Chief Executive Officer’s annual total compensation for 2017 was approximately 63 times the annual total compensation of our median employee. Our median employee was determined using all employees as of December 31, 2017, exclusive of our Chief Executive Officer. Wages and salaries were annualized for those employees that were not employed for the full year of 2017. Base salary and cash bonus or sales commission, as appropriate, were considered when determining the median employee. We elected not to include grant date fair value of equity awards in determining the median employee because we determined that equity was not granted widely enough throughout the organization, and could serve to artificially skew the analysis. All 2017 compensation not paid in US dollars was converted to US dollars using the historic exchange rate made available by the Federal Reserve System of the U.S. as of December 31, 2017. All equity for our Chief Executive Officer was recorded at grant date fair value.

We have elected to also disclose a supplemental ratio that excludes the grant date fair value of the non-standard equity award granted to our Chief Executive Officer in December 2017. Our Chief Executive Officer’s annual total compensation for 2017 includes a non-recurring award of 100,000 restricted stock units that vest as follows: 15%, 15%, 25%, and 45% of the shares vest on the first, second, third and fourth anniversary of the vesting commencement date (December 15, 2017), respectively. The award has a grant date fair value of $4,740,000. We do not generally make awards of this nature to our Chief Executive Officer annually, and none of the restricted stock or stock options granted to our Chief Executive Officer in 2017 has vested as of the date of this proxy statement. This is not expected to be a recurring award. This award was made after consultation with the Compensation Committee’s compensation consultant, Compensia, and was intended to address certain anomalies related to our Chief Executive Officer’s total compensation following recommended revisions to our Peer Group in October 2017. If the grant date fair value of the 2017 equity award were excluded, our Chief Executive Officer’s annual total compensation for 2017 would have been approximately 15 times our median employee’s annual total compensation for 2017.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cutera’s proxy statement.

The foregoing report is provided by the undersigned members of the Compensation Committee.

Gregory A. Barrett, Chairperson

David B. Apfelberg, M.D.

J. Daniel Plants

(1)

The material in this report is not deemed soliciting material or filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or are expected to exceed $120,000; and
●

any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related party), had or will have a direct or indirect material interest.

Consulting Agreement

We have a consulting agreement with Mr. Gollnick, a 2017 director of the Company, pursuant to which he is compensated for services that he provides to us, including product development, clinical sales and marketing support. Payments to Mr. Gollnick under this agreement in fiscal year 2017 were $153,400 plus travel expenses. The Company’s Audit Committee approved the extension of Mr. Gollnick’s consulting agreement through December 31, 2018 at the rate of $200 per hour for a maximum of 40 hours per week. Mr. Gollnick will no longer serve on the Board, as of the 2018 Annual Meeting.

T3 Advisors

The Company signed an agreement with a real estate firm, T3 Advisors, effective September 2017, to assist the Company in real estate related issues (including strategic planning, fleet management, and real estate requirements globally). One of T3 Advisors’ Senior Vice Presidents -- Mr. Austin Barrett -- is related to Gregory A. Barrett - a member of the Company’s board of directors. In 2017, the Company paid $38,000 to T3 Advisors for Real estate brokerage services.

Other Transactions

We have entered into change of control severance agreements with our Named Executive Officers. See “Named Executive Officers and Executive Compensation — Potential Payments Upon Termination or Change in Control.”

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our Board and/or our Audit Committee.

OTHER MATTERS

Fiscal Year 2017 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2017 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website and are available from the SEC at its website at www.sec.gov. A copy of our annual report may be obtained, without charge, by sending a written request to Cutera, Inc., Attention: Investor Relations, 3240 Bayshore Boulevard, Brisbane, California 94005.

We are not aware of any other business to be presented at the meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the meeting. Accordingly, the only business that our Board intends to present at the meeting is as set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

By order of the Board of Directors,

/s/ Darren W. Alch

Darren W. Alch

Vice President, General Counsel & Corporate Secretary

Brisbane, California

April 30, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CUTERA, INC.

2018 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Cutera, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated May 5, 2018 and hereby appoints James A. Reinstein (our President, Chief Executive Officer and Director) and J. Daniel Plants (our Director), each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2018 Annual Meeting of Stockholders of Cutera, Inc. to be held on June 14, 2018 at 9:00 a.m., local time, at Cutera’s offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

SEE REVERSE SIDE

FOLD AND DETACH HERE

The Board of Directors of Cutera, Inc. recommends a vote FOR the following proposals:

Please mark your votes as indicated: ☒

				FOR	AGAINST	ABSTAIN
			2. Ratification of BDO USA, LLP as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018.	☐	☐	☐

1. Election of Directors:

	FOR	WITHHOLD

				FOR	AGAINST	ABSTAIN
David B. Apfelberg, MD	☐	☐

Gregory A. Barrett	☐	☐

Elisha W. Finney	☐	☐

Timothy J. O'Shea	☐	☐

J. Daniel Plants	☐	☐
James A. Reinstein	☐	☐	3. Non-binding advisory vote on the compensation of Named Executive Officers.	☐	☐	☐

Clinton H. Severson	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018; (3) FOR THE APPROVAL BY NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS; AND (4) AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY BE BROUGHT PROPERLY BEFORE THE ANNUAL MEETING.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAME OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

SIGNATURE(S)	SIGNATURE(S)	DATE:

NOTE: This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.